As filed with the Securities and Exchange Commission on	Registration No.__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

REGENOCELL THERAPEUTICS, INC.
 (Exact name of registrant as specified in its charter)

Florida	2834	22-3880440
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

REGENOCELL THERAPEUTICS, INC.
Attention:  James Mongiardo
2 Briar Lane
Natick, Massachusetts 01760
Telephone No.:  508-647-4065

 (Address and telephone number of principal executive offices and principal place of business)

REGENOCELL THERAPEUTICS, INC.
Attention:  James Mongiardo
2 Briar Lane
Natick, Massachusetts 01760
Telephone No.:  508-647-4065

 (Name, address and telephone number of agent for service)

Copies of all communications to:
The Law Officee of James Dodrill II, P.A.
5800 Hamilton Way
Boca Raton, FL  33496
Phone: (561) 862-0529
Fax: (561) 892-7787

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock for sale by selling stockholders	26,637,500	$0.02	$532,750	$37.99

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2)
The selling stockholders will offer their shares at $.02 per share. There is currently no established trading market in our common stock.  The price of $0.02 is a fixed price at which the selling stockholders may sell their shares until the Company’s common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.  We will not receive proceeds from the sale of shares from the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Subject to completion, dated June 22, 2010

REGENOCELL THERAPEUTICS, INC.

26,637,500 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 26,637,500 shares of our common stock all of which are held by selling stockholders. This is the initial registration of shares of our common stock. The resale of these shares is not being underwritten. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders. The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The selling stockholders will offer their shares at $.02 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We are paying all expenses incidental to registration of the shares.

At the present time, our common stock is not registered for trading or listed on any exchange or quotation system.

Our principal executive offices are located at 2 Briar Lane, Natick, Massachusetts 01760 and our telephone number is 508-647-4065.

Your investment involves a high degree of risk. See “Risk Factors” starting on page 6 for certain information you should consider before you purchase the shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June22, 2010.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We will not make an offer to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

SUMMARY OF OUR OFFERING

Prospectus Summary

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

RegenoCELL Therapeutics, Inc. (the “Company”) was incorporated on February 1, 2002 as a Florida corporation and will be among the first companies to bring stem cell therapy treatments to the market. The ability to treat disease has been enhanced in the past two decades through the development of products utilizing techniques commonly referred to as “biotechnology”. Our ability to treat has also been enhanced by a better understanding of the human genome. Added to this mix of advanced new treatments have been products which are tissue engineered, that is utilizing cells to create tissue which treats the disease or damaged tissue. Holding great promise for significant new advances in the treatment of disease and damaged tissue are stem cells.

Stem cells are cells which have the ability to produce other cells identical to themselves or to differentiate into specific cell lineages. With these properties, stem cells play important roles in normal development and in the regeneration and repair of damaged tissue through the ability to differentiate into the type of cell needed for growth or repair.

The main sources of stem cells include (1) embryonic and fetal tissues; (2) umbilical cord blood; and (3) adult stem cells. Embryonic stem cells are totipotent which means that they can differentiate into all cell types. Use of embryonic stem cells has been subject to ethical controversy. Because their proliferation is difficult to control, they have been linked to the formation of cancers. More importantly, they possess a genome which is different than the patient’s genome raising safety issues which will take extensive clinical testing to resolve.

Umbilical cord blood stem cells are also capable of significant differentiation. While not being subject to ethical controversy as embryonic stem cells, they still possess a genome which is different than the patient’s genome. Many different choices may get a similarity in genomes but it will never be an identical match to the one person whose umbilical cord blood is being used to create the stem cells.

Adult stem cells are different. They are autologous, meaning that they are derived from the patient for use in that patient. Typical sources of adult stem cells include bone marrow or blood. Any tissue of the patient may be used. Adult stem cells are capable of differentiating into a variety of cell types without a risk of immunological rejection. Without the safety concerns associated with embryonic and umbilical cord blood stem cells, it is expected that the first stem cell products to market will be derived from adult stem cells.

The mission of the Company is to bring stem cell therapy treatments to the market as quickly as possible. The Company’s therapy utilizes a process to identify and process adult stem cells found in a patient’s blood. These adult stem cells are grown into large numbers in vitro (outside the body) and then encouraged to differentiate into angiogenic precursor cells or blood vessel forming cells for the treatment of congestive heart failure. These adult stem cells can also be used for the treatment of other conditions such as peripheral artery disease.

Currently congestive heart failure patients cleared for treatment have one-half pint of blood drawn which is sent to the Company’s susidiary cell processing facility in Israel. After the adult stem cells in the patient’s blood have been extracted and grown into large numbers of angiogenic precursor cells, they are sent for infusion into the patient in a minimally invasive procedure. The stem cell therapy is either delivered through a catheter or injected directly into the myocardium. All patients are private pay.

We believe that the results to date have been impressive. Over five hundred (500) congestive heart failure patients with no other options have shown similar results to a clinical trial conducted with 24 patients. In that trial statistically significant improvements between baseline and the three month and six month follow-up were achieved for:

•	Improvement in the six minutes walking test.

•	Increase in metabolic equivalent units (METs) during the stress test.

•	Decrease in the perfusion defect at a region of the target artery, meaning it has improved.

•	Decrease in the Canadian Cardiovascular Society (CCS) Grading Scale, meaning the patient has improved.

The Company has acquired certain assets and assumed certain liabilities of Thera Vitae, Ltd. through its wholly owned Israeli subsidiary, Regenocell Laboratories, Ltd. As a result on February 4, 2010 the Company’s primary asset is Regenocell Laboratories, Ltd. which is manufacturing and selling stem cell therapy product used to treat congestive heart failure and peripheral artery disease. Purchases are being made to treat patients for these indications in several countries. It is anticipated that purchases will also be made to treat patients in additional countries.

The primary source of patients being treated for congestive heart failure is the United States.

The initial stem cell business focus is to treat patients in Mexico for congestive heart failure and all other cardiovascular indications. Patients may not be treated in the United States. However, patients from the United States may be identified, qualified, agree to the treatment, pay for it in advance and then have their blood drawn for processing by the Company’s subsidiary in Israel. When the stem cell therapy is ready for administration, the patient will travel outside the United States to a hospital in Mexico to receive the treatment. TheraVitae has agreed to sell the product to the Company in advance of finalizing the license. The market size for congestive heart failure in the United States is large. Approximately five million patients have been diagnosed in the United States with congestive heart failure. Up to seven hundred thousand (700,000) new cases are diagnosed each year.

There are over 1100 investigation stem cell clinical trials being conducted in the United States. It will take multiple years for any product to be approved, especially products derived from embryonic or umbilical cord blood stem cells. In the interim, patients may benefit from adult stem cell treatment today through identification and qualification in the United States and the administration of treatment outside the United States.

The second stem cell business is to obtain regulatory approval to treat peripheral artery disease (“PAD”) in the United States and Europe. Over ten million Americans suffer from poor circulation to their extremities with a similar number in Europe. PAD is especially prevalent among diabetics. After standard treatments fail, the only alternative is amputation of the toes, foot or leg, sometimes fingers, hand or arm. The Company’s stem cell therapy has been shown in pilot clinical trials to re-establish blood flow to the extremities resulting in saving the limbs from amputation. The process for treating PAD is very similar to the process for treating congestive heart failure. After the patient is qualified, a half liter of blood is drawn and sent to the Company’s subsidiary in Israel for processing. The adult stems are extracted, grown into large numbers and then encouraged to become angiogenic precursor cells. This adult stem cell therapy is then injected in multiple locations in the limb which is experiencing poor circulation.

The Company intends to obtain an Investigational New Drug exemption and its equivalent in Europe to initiate clinical trials designed to obtain regulatory approval to market the product fro both the Food and Drug Administration and the European Medicines Agency. We believe that such an approval in the United States and Europe will have block buster potential, meaning that the market size is so large and flexibility of pricing so great given the alternative of amputation, that the approved PAD stem cell therapy product may potentially generate revenues in excess of one billion dollars per annum. Thus, this second business has substantial long term upside potential.

As a development stage company, we have limited capital and limited operating resources. We have only recently begun to generate revenues and for the quarter ended March 31, 2010 generated revenues of $291,865. As of March 31, 2010, we had working capital of approximately $22,692. We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders. The cash currently on hand in our bank accounts will be sufficient to maintain operations for only approximately one month from the date of this prospectus. The Company does anticipate that beginning in July 2010, the sales of its stem cell therapy product will be close to or above cash flow breakeven which is eight (8) cell batches per month. However, even if we achieve the breakeven rate of eight (8) cell batches per month we will need an additional amount of approximately $140,000 for operations over the next twelve months in order to continue operations. Additionally, this would not allow us to pay off our past due liabilities, develop new products, expand our marketing efforts or begin the clinical trial program to gain approval to treat peripheral artery disease in the United States and Europe. There can be no assurance of any sales in any given month. Any investment in our shares is subject to the significant risk that we will not be able to adequately capitalize our Company and continue to develop our technology and our business.

Our principal executive offices are located at 2 Briar Lane, Natick, Massachusetts 01760 and our telephone number is 508-647-4065. Information contained on our website or any other website does not constitute a part of this prospectus.

The Offering

Total shares of common stock outstanding	81,637,500 as of June 15, 2010 (of which 21,637,500 shares currently are held by non-affiliates).

Common stock being registered for sale by stockholders
26,637,500 shares, which includes 21,187,500 originally issued to stockholders pursuant to private placements of restricted common stock completed in 2002 and 2003. Additionally, we are registering 5,250,000 shares which were issued in July 2008 pursuant to the Company acquiring the stem cell opportunity and 200,000 shares which were issued to our legal counsel for services rendered. All of the shares offered by this prospectus are being sold by non-affiliate selling stockholders. The shares offered by the selling stockholders pursuant to this prospectus represent 32.63% of the total number of shares of common stock outstanding.  The selling stockholders will offer their shares at $0.02 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

Risk factors	The shares involve a high degree of risk. Investors should carefully consider the information set forth under “RISK FACTORS” beginning on page 6.

Use of proceeds
We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of our common stock sold under this Prospectus will go solely to the selling stockholders.

RISK FACTORS

Our business is subject to numerous risks. We caution you that the following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Any or all of our forward-looking statements in this and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

Risks Related To Our Operations And Financial Condition

We are a development stage company and may never generate revenue, which could cause our business to fails.

We are a development stage company and we generated only limited revenues as of the date of this Prospectus. We have incurred losses of $223,526 for the fiscal year ended December 31, 2009 and cumulative losses of $350,591 from our inception on February 1, 2002 through December 31, 2009. For the three months ended March 31, 2010 we achieved revenues of $291,865 and incurred a net loss of $362,699. We expect to operate with net losses within the current fiscal year-ending December 31, 2010 or longer. We cannot predict the extent of these future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue or attain profitability, we will not be able to sustain operations and will have to curtail significantly or cease operations.

We are a development stage company with significant capital resources deficiencies and we may not be able to raise adequate capital which could materially and adversely affect our ability to conduct business.

As a development stage company, we have limited capital and limited operating resources. As of March 31, 2010, we had working capital of approximately $22,692 (unaudited). We are not able to meet our current needs for cash from revenues. We believe our current cash on hand will fund our expenditures only for a very limited time.  We believe that the cash on hand in our bank accounts will be sufficient to maintain our operations only for approximately one month from the date of this prospectus. We estimate the total costs and expenses related to operate our business over the next twelve months will be approximately $1,700,000. The Company does anticipate that beginning in July 2010, the sales of its stem cell therapy product will be close to or above cash flow breakeven which is eight (8) cell batches per month. How3ever, even if we achieve the breakeven rate of eight (8) cell batches per month we will need an additional amount of approximately $140,000 for operations over the next twelve months in order to continue operations. Additionally, this would not allow us to pay off our past due liabilities, develop new products, expand our marketing efforts or begin the clinical trial program to gain approval to treat peripheral artery disease in the United States and Europe. There can be no assurance of any sales in any given month. Even if we are able to obtain third party financing, the terms and condition of financing could have a material adverse affect on our business, results of operations, liquidity and financial condition. Any investment in our shares is subject to the significant risk that we will not be able to adequately capitalize our Company to enable us to continue to develop and implement our business model. Even if we are able to raise adequate capital, the cost of such capital may be burdensome and may materially impair our ability to fully implement our business plan.

Risks Related to our Business

The new stem cell business is subject to claims by TheraVitae, Inc. that it is covered by intellectual property owned by it.

As more fully described on page 26 in Legal Proceedings, our new stem cell business is subject to claims by TheraVitae, Inc. that it is covered by intellectual property owned by it. While the Company disputes these claims, there is no assurance that litigation pending in Canada will be resolved in the Company’s favor.

There is no assurance that there will be sufficient monthly patient flow for Regenocell Laboratories, Ltd. to break even.

Patient flow is dependent upon marketing efforts of other companies and changing regulatory climates. There is no assurance that there will be sufficient monthly patient flow for Regenocell Laboratories, Ltd. to break even.

Any adverse development in our ability to treat patients in Mexico with stem cell technology could substantially depress our stock price and prevent us from raising the capital we will need to further develop our stem cell technology.

Our ability to progress as a company is significantly dependent on our ability to treat patients in Mexico with stem cell technology. Any clinical, regulatory or other development that prevents or delays us from treating patients in Mexico, or any safety issue or adverse side effect to any patient that occurs during such treatment, or the failure to enroll patients as anticipated or to show the results expected by investors, would likely significantly depress our stock price and could prevent us from raising the substantial additional capital we will require to further develop stem cell technologies.

Our financial situation is precarious and, based on currently estimated operating expenses, our existing capital resources may not be sufficient to fund our operations beyond the next 6 months.

We have incurred significant operating losses and negative cash flows from operations since inception. We have not achieved profitability and may not be able to realize sufficient revenues to achieve or sustain profitability in the future. We expect to incur additional and increasing operating losses. We have limited liquidity and capital resources and must obtain significant additional capital resources in order to sustain our product development efforts and for acquisition of technologies and intellectual property rights, preclinical and clinical testing of our anticipated products, pursuit of regulatory approvals, acquisition of capital equipment, laboratory and office facilities, establishment of production capabilities, maintaining and enforcing our intellectual property portfolio, general and administrative expenses and other working capital requirements. We rely on sales of our stem cell product, cash reserves and proceeds from equity offerings to fund our operations. If we are unable to sell our stem cell product or exhaust our cash reserves and are unable to realize adequate financing, we may be unable to meet operating obligations and be required to initiate bankruptcy proceedings. Our existing capital resources may not be sufficient to fund our operations beyond the next 6 months. We intend to pursue opportunities to obtain additional financing in the future through equity and debt financings, corporate alliances, grants and collaborative research arrangements. The source, timing and availability of any future financing will depend principally upon market conditions, interest rates and, more specifically, on our progress in our exploratory, preclinical and future clinical development programs. Funding may not be available when needed or on terms acceptable to us. Lack of necessary funds may require us to delay, scale back or eliminate some or all of our research and product development programs and/or our capital expenditures or to license our potential products or technologies to third parties.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of our therapeutic products creates significant challenges in regards to product development and optimization, manufacturing, government regulation, third party reimbursement and market acceptance. For example, the FDA has relatively little experience with stem cell-based therapeutics, and the pathway to regulatory approval for our product candidates may accordingly be more complex and lengthy than the pathway for new conventional drugs. These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

Our technology is at an early stage of development, and we may fail to develop any commercially acceptable or profitable products.

Before we may commercially market any product in the United States, we must obtain regulatory approval from the FDA after conducting extensive preclinical studies and clinical trials that demonstrate that our product candidates are safe and effective for each disease for which we seek approval. We expect that none of our stem cell therapy product candidates will be commercially available for five years, if at all, in the United States.

In the United States we will have to obtain approval from the FDA to conduct clinical trials.

There is no assurance that the FDA will ever grant such approval. Even with approval by the FDA to conduct Phase I or Phase I/II clinical trials, there can be no assurance that the clinical investigators will be able to identify suitable candidates for the trials or of a successful outcome of the trials if candidates are enrolled. We may fail to obtain regulatory approvals or to commercialize any products. Any product using stem cell technology may fail to:

o	provide the intended therapeutic benefits; or
o	achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing.

In addition, our products may cause undesirable side effects. Results of preclinical research may not be indicative of the results that will be obtained in later stages of preclinical or clinical research. If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our products, and our business and results of operations would be harmed. Furthermore, because stem cells are a new form of therapy, the marketplace may not accept any products we may develop. If we do succeed in developing products, we will face many potential obstacles such as the need to obtain regulatory approvals and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, we will face substantial additional risks such as product liability claims.

We may need but fail to obtain partners to support our stem cell development efforts and to commercialize our technology.

Equity and debt financings alone may not be sufficient to fund the cost of developing our stem cell technologies, and we may need to rely on our ability to reach partnering arrangements to provide financial support for our stem cell discovery and development efforts. In addition, in order to successfully develop and commercialize our technology, we may need to enter into a wide variety of arrangements with corporate sponsors, pharmaceutical companies, universities, research groups and others. While we expect to engage in discussions regarding such arrangements, we have not reached any agreement, and we may fail to obtain any such agreement on terms acceptable to us. Even if we enter into these arrangements, we may not be able to satisfy our obligations under them or renew or replace them after their original terms expire. Furthermore, these arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, may require us to issue securities to our collaborators or may contain other terms that are burdensome to us. If any of our collaborators terminates our relationship with us or fails to perform our obligations in a timely manner, the development or commercialization of our technology and potential products may be adversely affected.

We have a history of operating losses, and we may fail to obtain revenues or become profitable.

We expect to continue to incur substantial operating losses in the future in order to conduct our research and development activities, and, if those activities are successful, to fund clinical trials and other expenses. These expenses include the cost of acquiring technology, product testing, acquiring regulatory approvals, establishing production, marketing, sales and distribution programs and administrative expenses. We have not earned any revenues from sales of any product through December 31, 2009.

If we are unable to protect our patents and proprietary rights, our business, financial condition and results of operations will be harmed.

Patent protection for products such as those we propose to develop is highly uncertain and involves complex and continually evolving factual and legal questions. The governmental authorities that consider patent applications can deny or significantly reduce the patent coverage requested in an application before or after issuing the patent. Consequently, we do not know whether any of our pending applications will result in the issuance of patents, if any existing or future patents will provide sufficient protection or significant commercial advantage or if others will circumvent these patents. We cannot be certain that we were the first to discover the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions because patent applications are secret until they are published, and because publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Patents may not issue from our pending or future patent applications or, if issued, may not be of commercial benefit to us. In addition, our patents may not afford us adequate protection from competing products. Third parties may challenge our patents or governmental authorities may declare them invalid or reduce their scope. In the event that a third party has also filed a patent application relating to inventions claimed in our patent applications, we may have to participate in proceedings to determine priority of invention. Even if a patent issues, a court could decide that the patent was issued invalidly. Because patents issue for a limited term, our patents may expire before we utilize them profitably. Procedures of the European Patent Office, third parties may oppose our issued European patents during the relevant opposition period. These proceedings and oppositions could result in substantial uncertainties and cost for us, even if the eventual outcome is favorable to us, and the outcome might not be favorable to us.
 If we learn of third parties who infringe our patent rights, we may need to initiate legal proceedings to enforce our patent rights. These proceedings may entail significant costs, and these third parties may have significantly greater financial resources than us. We may not prevail in these proceedings.

Proprietary trade secrets and unpatented know-how are also important to our research and development activities. We cannot be certain that others will not independently develop the same or similar technologies on their own or gain access to our trade secrets or disclose such technology or that we will be able to meaningfully protect our trade secrets and unpatented know-how. We require our employees, consultants, and significant scientific collaborators and sponsored researchers to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. These agreements may, however, fail to provide meaningful protection or adequate remedies for us in the event of unauthorized use, transfer or disclosure of such information or technology.

If others are first to discover and patent the stem cells we are seeking to discover, we could be blocked from further work on those stem cells.

Because the first person or entity to discover and obtain a valid patent to a particular stem cell may effectively block all others, it will be important for us or our collaborators to be the first to discover any stem cell and methods that we are seeking to discover. Failure to be the first could prevent us from commercializing all of our research and development affected by that patent.

If we are unable to obtain necessary licenses to third-party patents and other rights, we may not be able to commercially develop our expected products.

A number of pharmaceutical, biotechnology and other companies, universities and research institutions have filed patent applications or have received patents relating to cell therapy, stem cells and other technologies potentially relevant to or necessary for our expected products. We cannot predict which, if any, of the applications will issue as patents, and there may be existing patents of which we are currently unaware which the commercialization of our product candidates would infringe. If third party patents or patent applications contain valid claims that our technology infringes upon their technology, we may be prevented from commercializing that technology unless the third party is willing to grant a license to us. We may be unable to obtain licenses to the relevant patents at a reasonable cost, if at all, and may also be unable to develop or obtain alternative non-infringing technology. If we are unable to obtain such licenses or develop non-infringing technology at a reasonable cost, our business could be significantly harmed. Also, any infringement lawsuits commenced against us may result in significant costs, divert our management's attention and result in an award against us for substantial damages.

We are aware of intellectual property rights held by third parties that relate to products or technologies we are developing. For example, some aspects of our stem cell product candidates involve the use of growth factors, antibodies and other reagents that may, in certain cases, be the subject of third party rights. Before we commercialize any product using these growth factors, antibodies or reagents, we may need to obtain license rights from third parties or use alternative growth factors, antibodies and reagents that are not then the subject of third party patent rights. We currently believe that the commercialization of our products as currently planned will not infringe these third party rights, or, alternatively, that we will be able to obtain necessary licenses or otherwise use alternate non-infringing technology. However, third parties may nonetheless bring suit against us claiming infringement. If we are unable to prove that our technology does not infringe their patents, or if we are unable to obtain necessary licenses or otherwise use alternative non-infringing technology, we may not be able to commercialize any products. Also, if we use alternative non-infringing technology, we may need to demonstrate comparability in subsequent clinical trials.

We compete with companies that have significant advantages over us.

It is expected that our therapeutic products will have to compete with a variety of therapeutic products and procedures. Major pharmaceutical companies currently offer a number of pharmaceutical products to treat congestive heart failure and peripheral artery disease and other diseases for which our technologies may be applicable. Many pharmaceutical and biotechnology companies are investigating new drugs and therapeutic approaches for the same purposes, which may achieve new efficacy profiles, extend the therapeutic window for such products, alter the prognosis of these diseases, or prevent their onset. We believe that our products, when and if successfully developed, will compete with these products principally on the basis of improved and extended efficacy and safety and their overall economic benefit to the health care system. The market for therapeutic products is large, and competition is intense. We expect competition to increase. We believe that our most significant competitors will be fully integrated pharmaceutical companies and more established biotechnology companies. Smaller companies may also be significant competitors, particularly through collaborative arrangements with large pharmaceutical or biotechnology companies. Many of these competitors have significant products approved or in development that could be competitive with our products.

Competition for any stem cell products that we may develop may be in the form of existing and new drugs, other forms of cell transplantation, ablative and simulative procedures, and gene therapy. Some competitors are also trying to develop stem and progenitor cell-based technologies. These products may compete with our therapeutic products based on efficacy, safety, cost and intellectual property positions.

We may also face competition from companies that have filed patent applications relating to the use of genetically modified cells to treat disease, disorder or injury. In the event our therapies should require the use of such genetically modified cells, it may be required to seek licenses from these competitors in order to commercialize certain of our proposed products, and such licenses may not be granted or may be available only on unfavorable terms.

If we develop products that receive regulatory approval, we would then have to compete for market acceptance and market share. For certain of our products, an important success factor will be the timing of market introduction of competitive products. This is a function of the relative speed with which we and our competitors can develop products, complete the clinical testing and approval processes, and supply commercial quantities of a product to market. These competitive products may also impact the timing of clinical testing and approval processes by limiting the number of clinical investigators and patients available to test our products.

While we believe that the primary competitive factors will be product efficacy, safety, and the timing and scope of regulatory approvals, other factors include, in certain instances, obtaining marketing exclusivity under the Orphan Drug Act, availability of supply, marketing and sales capability, reimbursement coverage, price, and patent and technology position.

Development of our technology is subject to and restricted by extensive government regulation, which could impede our business.

Our research and development efforts, as well as any future clinical trials, and the manufacturing and marketing of any products we may develop, will be subject to and restricted by extensive regulation by governmental authorities in the United States and other countries. The process of obtaining FDA and other necessary regulatory approvals is lengthy, expensive and uncertain. We or our collaborators may fail to obtain the necessary approvals to commence or continue clinical testing or to manufacture or market our potential products in reasonable time frames, if at all. In addition, the United States Congress and other legislative bodies may enact regulatory reforms or restrictions on the development of new therapies that could adversely affect the regulatory environment in which we operate or the development of any products we may develop.

We base our research and development on the use of human stem cells obtained from the blood of the patient. The federal and state governments and other jurisdictions impose restrictions on the use of blood. These regulatory and other constraints could prevent us from obtaining cells and other components of our products in the quantity or quality needed for their development or commercialization. These restrictions change from time to time and may become more onerous. Certain components used to manufacture our stem cell product candidates may need to be manufactured in compliance with the FDA's Good Manufacturing Practices, or cGMP. Accordingly, we may need to enter into supply agreements with companies that manufacture these components to cGMP standards.

Government regulation and threatened regulation of embryonic tissue may lead top researchers to leave the field of stem cell research, or the country, in order to assure that their careers will not be impeded by restrictions on their work. Similarly, these factors may induce the best graduate students to choose other fields less vulnerable to changes in regulatory oversight, thus exacerbating the risk, discussed below, that we may not be able to attract and retain the scientific personnel we need in face of the competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for what may become a shrinking class of qualified individuals. Moreover, it is possible that concerns regarding research using embryonic stem cells will negatively impact our stock price and our ability to attract collaborators and investors.

We may apply for status under the Orphan Drug Act for some of our therapies to gain a seven-year period of marketing exclusivity for those therapies. The United States Congress in the past has considered, and in the future again may consider, legislation that would restrict the extent and duration of the market exclusivity of an orphan drug. If enacted, such legislation could prevent us from obtaining some or all of the benefits of the existing statute even if we were to apply for and obtain orphan drug status with respect to a potential product.

We are dependent on the services of key personnel.

We are highly dependent on the principal members of our management and scientific staff and some of our outside consultants, including our chief executive officer, our chief medical officer and our chief technology officer. Although we have entered into employment agreements with some of these individuals, they may terminate their agreements at any time. In addition, our operations are dependent upon our ability to attract and retain additional qualified scientific and management personnel. We may not be able to attract and retain the personnel we need on acceptable terms given the competition for experienced personnel among pharmaceutical, biotechnology and health care companies, universities and research institutions.

Our activities involve hazardous materials and experimental animal testing; improper handling of these animals and materials by our employees or agents could expose us to significant legal and financial penalties.

Our research and development activities involve the controlled use of hazardous chemicals and potentially hazardous biological materials such as human tissue and animals. Their use subjects us to environmental and safety laws and regulations such as those governing laboratory procedures, exposure to blood-borne pathogens, use of animals and the handling of bio-hazardous materials. Compliance with current or future laws and regulations may be expensive and the cost of compliance could adversely affect us.

Although we believe that our safety procedures for using, handling, storing and disposing of hazardous and potentially hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident or of any violation of these or future laws and regulations, state or federal authorities could curtail our use of these materials; we could be liable for any civil damages that result, the cost of which could be substantial; and we could be subjected to substantial fines or penalties. In addition, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or to assist in the cleanup of hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liability. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. Moreover, an accident could damage our research and manufacturing facilities and operations and result in serious adverse effects on our business.

The manufacture, development and commercialization of stem cell products expose us to product liability claims, which could lead to substantial liability.

By developing and, ultimately, commercializing medical products, we are exposed to the risk of product liability claims. Product liability claims against us could entail substantial litigation costs and damage awards against us. We are not able to obtain product liability insurance for the treatment of patients in Mexico and therefore are exposed to product liability claims which could lead to substantial liability. We intend to obtain liability insurance that covers our clinical trials in the United States, and we will need to increase our insurance coverage if and when we begin commercializing products in the United States. We may not be able to obtain insurance on acceptable terms, if at all, and the policy limits on our insurance policies may be insufficient to cover our liability.

Since health care insurers and other organizations may not pay for our products or may impose limits on reimbursements, our ability to become profitable could be reduced.

In both domestic and foreign markets, sales of potential products are likely to depend in part upon the availability and amounts of reimbursement from third party health care payor organizations, including government agencies, private health care insurers and other health care payors, such as health maintenance organizations and self-insured employee plans. There is considerable pressure to reduce the cost of therapeutic products, and government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. Significant uncertainty exists as to the reimbursement status of newly approved health care products or novel therapies such as ours. Even if we obtain regulatory approval to market our products, we can give no assurance that reimbursement will be provided by such payors at all or without substantial delay or, if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to enable us to sell products we develop on a profitable basis. Changes in reimbursement policies could also adversely affect the willingness of pharmaceutical companies to collaborate with us on the development of our stem cell technology. We also expect that there will continue to be a number of federal and state proposals to implement government control over health care costs. Efforts at health care reform are likely to continue in future legislative sessions. We do not know what legislative proposals federal or state governments will adopt or what actions federal, state or private payers for health care goods and services may take in response to health care reform proposals or legislation. We cannot predict the effect government control and other health care reforms may have on our business.

We have limited liquidity and capital resources and may not obtain the significant capital resources we will need to sustain our research and development efforts.

We have limited liquidity and capital resources and must obtain substantial additional capital to support our research and development programs, for acquisition of technology and intellectual property rights and, to the extent we decide to undertake these activities ourselves, for preclinical and clinical testing of our anticipated products, pursuit of regulatory approvals, establishment of production capabilities, maintaining and enforcing our intellectually property portfolio, establishment of marketing and sales capabilities and distribution channels, and general administrative expenses. If we do not obtain the necessary capital resources, we may have to delay, reduce or eliminate some or all of our research and development programs or license our technology or any potential products to third parties rather than commercialize them ourselves. We intend to pursue our needed capital resources through equity and debt financings, corporate alliances, grants and collaborative research arrangements. We may fail to obtain the necessary capital resources from any such sources when needed or on terms acceptable to us. Our ability to complete successfully any such arrangements will depend upon market conditions and, more specifically, on continued progress in our research and development efforts.

Ethical and other concerns surrounding the use of stem cell therapy may negatively affect regulatory approval or public perception of our product candidates, which could reduce demand for our products.

The use of stem cells for research and therapy has been the subject of debate regarding related ethical, legal and social issues. Although these concerns have mainly been directed to the use of embryonic stem cells, which we do not use, the distinction between embryonic and non-embryonic stem cells is frequently overlooked. Negative public attitudes toward stem cell therapy could result in greater governmental regulation of stem cell therapies, which could harm our business. For example, concerns regarding such possible regulation could impact our ability to attract collaborators and investors. Government regulation and threatened regulation of embryonic tissue could also harm our ability to attract and retain qualified scientific personnel by causing top researchers to leave the country or the field of stem cell research altogether; and by encouraging the best graduate students to choose other fields that are less vulnerable to changes in regulatory oversight.

Risks Related to the Securities Market

Our stock price will likely be highly volatile, which may negatively affect our ability to obtain additional financing in the future.

The market price of our stock is likely to be highly volatile due to the risks and uncertainties described in this risk factors section, as well as other factors, including:

•	our ability to develop and test our technology;
•	our ability to patent or obtain licenses to necessary technology;
•	our ability to find private pay patients for treatment outside the United States;
•	our ability to treat patients in Mexico;
•	conditions and publicity regarding the industry in which we operate, as well as the specific areas our product candidates seek to address;
•	competition in our industry;
•	price and volume fluctuations in the stock market at large that are unrelated to our operating performance; and
•	comments by securities analysts, or our failure to meet market expectations.

As a result of this volatility, an investment in our stock is subject to substantial risk. Furthermore, the volatility of our stock price could negatively impact our ability to raise capital in the future.

We are contractually obligated to issue shares in the future, diluting the interest of current shareholders.

As of March 31, 2010, there were contractual obligations to issue stock options to purchase 500,000 shares of our common stock. Moreover, we expect to issue additional options to purchase shares of our common stock to compensate employees, consultants and directors, and may issue additional shares to raise capital, to acquire other companies or technologies, to pay for services or for other corporate purposes. Any such issuances will have the effect of diluting the interest of current shareholders.

We are not able to trade on the OTC Bulletin Board until a new market maker is approved.

The shares of the Company have not traded. The market maker who obtained approval to trade the Company’s shares on the OTC Bulletin Board has gone out of business. Until a new market maker is identified and approved for trading the Company’s shares on this market, the Company’s shares may not be traded on the OTC Bulletin Board. While the Company believes that this issue will be resolved in the next 90 days, there is no assurance that this will occur.

Risks Related To Our Stock

Our limited operating history makes evaluation of our business difficult.

We have just recently begun operations and, therefore, have limited historical financial data related to our current business upon which to analyze operating expenses or forecast accurately our future operating results. Our limited operating history will make it difficult for investors to evaluate our business and prospects.

We will need to raise additional capital. If we are unable to raise additional capital, our business may fail.

We will need to raise additional capital to provide cash for our operations. Our current working capital is not expected to be sufficient to carry out all of our plans and to fund our operating losses until we are able to generate enough revenues to sustain our business. Uncertainty regarding our ability to generate significant revenues may make it difficult for us to find financing on acceptable terms. If we are unable to obtain adequate funding, we may not be able to successfully develop and market our services and our business will most likely fail. To secure additional financing, we may need to borrow money or sell more securities. Under these circumstances, we may be unable to secure additional financing on favorable terms or at all.

The market price of our common stock may be volatile.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in estimates of our financial results or recommendations by securities analysts;
•	failure of our services to achieve or maintain market acceptance;
•	changes in market valuations of similar companies;
•	significant products, contracts, acquisitions or strategic alliances of our competitors;
•	success of competing products or services;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	regulatory developments in the United States or foreign countries;
•	litigation involving our company, our general industry or both;
•	additions or departures of key personnel;
•	investors’ general perception of us; and
•	changes in general economic, industry and market conditions.

In addition, if the market for technology or mobile lottery service stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We do not currently intend to pay dividends on our common stock and, consequently, the ability to achieve a return on an investment in our common stock will depend on appreciation in the price of our common stock.

We do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our Board of Directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board of Directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock. As a result, the success of an investment in our common stock will depend on future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

As of that date of this registration statement, we have 81,637,500 shares of our common stock issued and outstanding. We are authorized to issue up to 520,000,000 shares of common stock and 80,000,000 shares of preferred stock. Our Board of Directors may authorize the issuance of additional common or preferred shares under applicable state law without shareholder approval. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes or for other business purposes. Future sales of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock. If we need to raise additional capital to expand or continue operations, it may be necessary for us to issue additional equity or convertible debt securities.  If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to our common stockholders.

We anticipate that our common stock will initially be considered to be a "Penny Stock."

We anticipate that our common stock will initially be a low-priced security, or a “penny stock” as defined under rules promulgated under the Exchange Act.  A stock is a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

 In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

Broker-dealer requirements may affect trading and liquidity.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated there under by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effectuating any transaction in a penny stock for the investor's account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

There is no public trading market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network; this may adversely affect the ability of our investors to sell their shares.

Our common stock is not listed on any exchange or quoted on any quotation service, and there is currently no public market for our common stock. We can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.

If a trading market develops, it may be volatile.

If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Furthermore, even if a public market develops, the volume of trading in our common stock will presumably be limited. The limited volume could make the price of our common stock subject to manipulation by one or more stockholders as well as significantly limit the number of shares that one can purchase or sell in a short period of time.

The equity markets have recently experienced significant price and volume fluctuations that have adversely affected the market prices for many companies' securities. These fluctuations may not be directly attributable to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 of the Securities Act of 1933, as amended, subject to certain compliance requirements. In general, under Rule 144, unaffiliated stockholders (or stockholders whose shares are aggregated) who have satisfied a six month holding period may sell shares of our common stock, so long as we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the applicable period preceding such sale. Generally, once a period of six months has elapsed since the date the common stock was acquired from us or from an affiliate of ours, unaffiliated stockholders can freely sell shares of our common stock so long as the requisite conditions of Rule 144 and other applicable rules have been satisfied. Also generally, twelve months after acquiring shares from us or an affiliate, unaffiliated stockholders can freely sell their shares without any restriction or requirement that we are current in our SEC filings. Any substantial sales of common stock pursuant to Rule 144 may have an adverse affect on the market price of our common stock.

Failure to Achieve and Maintain Internal Controls in Accordance with Sections 302 and 404(a) of the Sarbanes-Oxley Act of 2002 Could Have A Material Adverse Effect on Our Business and Stock Price.

If we fail to maintain adequate internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time, we may not be able to assert that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” “Management’s Discussion and Analysis” and “Our Business.”

There are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors, include, without limitation, the following: our ability to develop our technology platform and our products; our ability to sell our stem cell product; our ability to protect our intellectual property; the risk that we will not be able to develop our technology platform and products in the current projected timeframe; the risk that our products will not achieve performance standards in clinical trials; the risk that the clinical trial process will take longer than projected; the risk that our products will not receive regulatory approval; the risk that the regulatory review process will take longer than projected; the risk that we will not be unsuccessful in implementing our strategic, operating and personnel initiatives; the risk that we will not be able to commercialize our products; any of which could impact sales, costs and expenses and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in this prospectus and in our other filings with the Securities and Exchange Commission.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will initially offer their shares at $.02 per share. Our common stock is not traded on any exchange or quoted for trading on any quotation system. The price of $.02 is a fixed price at which the selling stockholders may sell their shares until the Company’s common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We will not receive proceeds from the sale of shares from the selling stockholders. The selling price has no relationship to any established criteria of value, such as book value or earnings per share. The price was chosen arbitrarily. We cannot determine what the actual value of our common stock will be either now or at the time of sale other than within the limited period agreed upon by the selling stockholders. Upon the effectiveness of this registration statement, or pursuant to exemption from the Securities Act of 1933, as amended, the selling stockholders may sell all or a portion of their shares from time to time at prices $.02 per share. After our stock is trading on the OTC Bulletin Board, the selling stockholders may sell all or a portion of their shares from time to time at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices. Consequently, other than the initial $.02 per share offering price by the selling stockholders, we cannot determine what the actual value of our common stock will be either now or at the time of sale.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders with respect to the shares offered for sale by the selling stockholders.

SELLING STOCKHOLDERS

The common stock which is the subject of this registration statement is being registered to permit public secondary trading of the shares, and the selling stockholders, or their pledgees, donees, transferees or other successors-in interest, may offer all or any portion of the shares for resale from time to time. None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the common stock, as of the date of this prospectus. The fourth column lists the common stock being offered by this prospectus by the selling stockholders. The fifth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

21,187,500 of the shares registered in this prospectus were initially issued by the Company in private placements of restricted common stock which closed in 2002 and 2003. Additionally, we are registering 5,250,000 shares which were issued in July 2008 pursuant to the Company acquiring the stem cell opportunity and 200,000 shares which were issued to our legal counsel for services rendered. The company offered and issued the securities in reliance upon the exemptions from registration provided by Section 4(2) of the U.S. Securities Act of 1933, as amended and Regulation D promulgated thereunder. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The percentages are based on 81,637,500 shares of common stock outstanding on the date of this prospectus. ,

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be offered for Selling Stockholders Account	Total Shares Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Phillip Dee	200,000	200,000	0	0
Sandra Dee	100,000	100,000	0	0
Brooke Dodrill	100,000	100,000	0	0
Carol Dodrill	100,000	100,000	0	0
Grant Dodrill	100,000	100,000	0	0
James G. Dodrill II	2,700,000	2,700,000	0	0
Brian Ellis	18,750	18,750	0	0
Netta Gerard	500	500	0	0
Global Advisor Group, Inc.	3,500,000	3,500,000	0	0
Greenwood Consultants	300,000	300,000	0	0
Kenneth Hayes	1,000	1,000	0	0
Michael Hummer	600,000	600,000	0	0
ITRM LLC	2,000,000	2,000,000	0	0
Ania Kowalik	37,500	37,500	0	0
Scott D. Massey	1,968,500	1,968,500
Kristy A. Massey	100,000	100,000
Diane Massey	750,000	750,000	0	0
Albert P. Massey III	750,000	750,000	0	0
Domenic Mazza	5,000,000	5,000,000	0	0
Merchant Marketing Solutions, Inc.	3,400,000	3,400,000	0	0
David Monroe	500	500	0	0
Jan Monroe	500	500	0	0
Donald Trey Murphy III	1,500	1,500	0	0
Ralph Neal	500,000	500,000	0	0
Andrew R. Nixon	500	500	0	0
Roger P. Paterson	18,750	18,750	0	0
Douglas Rice	250,000	250,000	0	0
Steve Rudisch	500	500	0	0
Stephen Schramka	500	500	0	0
Gina Stelluti	25,000	25,000	0	0
Dimitrios Sykokis	1,000,000	1,000,000	0	0
Renee Tischler	500	500	0	0
Verlon, Ltd.	3,000,000	3,000,000	0	0
Carl Wolters	500	500	0	0
Moshe Zackay	112,500	112,500	0	0

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale’s by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares at any price.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Penny Stock

We anticipate that we will initially be a “penny stock.” The Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 520,000,000 shares of common stock at a par value of $0.0001 per share and 80,000,000 shares of preferred stock at a par value of $0.0001 per share. As of the date of this prospectus, there were 81,637,500 shares of our common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Our CEO, James Mongiardo, owns 15,000,000 shares of our common stock and Yieldex, Ltd owns 40,000,000 shares of our common stock. Together, these two shareholders control approximately 67.37% of our outstanding common stock. Holders of our common stock do not have cumulative voting rights. Therefore, the holders of a majority of our shares can elect all of the directors. Holders of our common stock representing a majority of the voting issued and outstanding shares, as represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

INTERESTS OF NAMED EXPERTS AND COUNSEL

James Dodrill, the president of James G. Dodrill II, P.A., which serves as our legal counsel is the beneficial owner of 2,700,000 shares of our common stock. The Company issued 200,000 of these shares to Mr. Dodrill for legal services provided to the Company. Mr. Dodrill acquired the other shares in private transactions directly from unaffiliated shareholders of the Company. Other than due to Mr. Dodrill’s beneficial ownership of these shares, no expert or counsel acting for the company or any of the selling security holders named herein was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of the registration statement had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents, subsidiaries or affiliates, or was connected with the Company or any of its parents, subsidiaries or affiliates as a promoter, underwriter, voting trustee, director, officer, or employee. The Company has not engaged any experts, other than the independent accounting firm who audited the consolidated financial statements, to prepare or certify any part of this prospectus or any other report or valuation for use in connection with the registration statement of which this prospectus is a part.

BUSINESS

THE COMPANY – background and summary

Overview of the Company and its Prior Strategy

We were incorporated in Florida on February 1, 2002.

Prior Operations.

We were seeking the proper mix of product offerings, community identity and unique venue for cafes. We spent time developing the proper taste we want to offer to our customers in coffee selection, the right reasons that customers will choose us over many other choices as well as develop an adequate base of financial support to sustain operations through the period necessary until cash flow from operations can sustain us. We did not have any operating locations built, nor any agreements in place to open any locations. The primary reason we did not opened a location is the financial requirement necessary to operate at a level necessary to sustain operations through the first six months. We anticipate that amount to be $150,000 which we were unable to raise.

Our Prior Business.

We planned to develop cafes in South Carolina and then in other states in the South East, featuring gourmet coffee, pastries and related items. Our objective was to develop cafes that will provide a forum for rapid service and a strong community identity with the widespread popularity of coffee and related products. We intended to meet what we believe is an increasing demand for convenience and community at an affordable price.

Due to intense competition, we believed that it was no longer good enough just to open a cafe. We believed that cafe owners must look for ways to differentiate their cafe from others in order to achieve and maintain a competitive advantage.

We recognized this need for differentiation and strongly believed that two features would add to this competitive advantage. The first concept was to offer a convenient drive through that would allow the morning commuters rapid access to coffee without having to find parking and exit their automobile. Secondly, we intended to have an active program of artistic entertainment and dialog through literature readings and orchestrated debates.

The Stem Cell Business Opportunity

On July 16, 2008 the Company changed focus to a new stem cell therapy business opportunity as set forth in a Letter of Intent dated March 31, 2008 with TheraVitae, Inc. by completing several actions. These actions included the filing of Amended Articles of Incorporation which among other matters changed the name of the corporation to RegenoCELL Therapeutics, Inc. and increased its authorized capitalization to 600,000,000 shares, approved Amended Bylaws, issued restricted common shares, par value $.0001 per share, to Douglas T. Rice (250,000), Domenic Mazza (5,000,000) and James F. Mongiardo (15,000,000), ratified the March 31 Letter of Intent with TheraVitae, and approved the Employment Agreement with James F. Mongiardo as President and Chief Executive Officer.

The Letter of Intent with TheraVitae provides for a non exclusive license in Mexico and later the Islands of the Caribbean to commercialize TheraVitae’s stem cell therapy for cardiovascular indications. The Company may establish clinics to treat congestive heart failure patients with VesCell, TheraVitae’s stem cell therapy. It also provides for an exclusive license in the United States, Canada and Mexico to obtain regulatory approvals and then market VesCell stem cell therapy for the treatment of peripheral artery disease.

Further in connection with this change in business focus, the Board of Directors accepted the resignations of Scott Massey and Phillips N. Dee as Directors and Officers of the Company and elected James F. Mongiardo to fill the vacancy on the Board. Mr. Mongiardo was also elected to serve as Chief Executive Officer, President, Treasurer and Secretary.

In 2009 the parties to the Letter of Intent reached an impasse and the license was not acquired.

Stem Cell Therapy

The ability to treat disease has been enhanced in the past two decades through the development of products utilizing techniques commonly referred to as “biotechnology”. Our ability to treat has also been enhanced by a better understanding of the human genome. Added to this mix of advanced new treatments have been products which are tissue engineered, that is utilizing cells to create tissue which treats the disease or damaged tissue. Holding great promise for significant new advances in the treatment of disease and damaged tissue are stem cells.

Stem cells are cells which have the ability to produce other cells identical to themselves or to differentiate into specific cell lineages. With these properties, stem cells play important roles in normal development and in the regeneration and repair of damaged tissue through the ability to differentiate into the type of cell needed for growth or repair.

The main sources of stem cells include (1) embryonic and fetal tissues; (2) umbilical cord blood; and (3) adult stem cells. Embryonic stem cells are totipotent which means that they can differentiate into all cell types. Use of embryonic stem cells has been subject to ethical controversy. Because their proliferation is difficult to control, they have been linked to the formation of cancers. More importantly, they possess a genome which is different than the patient’s genome raising safety issues which will take extensive clinical testing to resolve.

Umbilical cord blood stem cells are also capable of significant differentiation. While not being subject to ethical controversy as embryonic stem cells, they still possess a genome which is different than the patient’s genome. Many different choices may get a similarity in genomes but it will never be an identical match to the one person whose umbilical cord blood is being used to create the stem cells.

Adult stem cells are different. They are autologous, meaning that they are derived from the patient for use in that patient. Typical sources of adult stem cells include bone marrow or blood. Any tissue of the patient may be used. Adult stem cells are capable of differentiating into a variety of cell types without a risk of immunological rejection. Without the safety concerns of immunological rejection associated with embryonic and umbilical cord blood stem cells, it is expected that the first stem cell products to market will be derived from adult stem cells.

Stem Cell Business

The new mission of the Company is to bring stem cell therapy treatments to the market as quickly as possible. The Company’s therapy utilizes a process to identify and process adult stem cells found in a patient’s blood. These adult stem cells are grown into large numbers in vitro (outside the body) and then encouraged to differentiate into angiogenic precursor cells or blood vessel forming cells for the treatment of congestive heart failure. These adult stem cells can also be used for the treatment of other conditions such as peripheral artery disease.

Currently congestive heart failure patients cleared for treatment have one-half pint of blood drawn which is sent to the Company’s subsidiary cell processing facility in Israel. After the adult stem cells in the patient’s blood have been extracted and grown into large numbers of angiogenic precursor cells, they are for infusion into the patient in a minimally invasive procedure. The stem cell therapy is either delivered through a catheter or injected directly into the myocardium.  All patients are private pay.

The results to date have been impressive.  After an animal trial in nude rats demonstrated safety and efficacy after myocardial infarction, a clinical trial was conducted with 24 patients.  Statistically significant improvements between baseline and the three month and six month follow-up were achieved for:

•	Improvement in the six minutes walking test.

•	Increase in metabolic equivalent units (METs) during the stress test.

•	Decrease in the perfusion defect at region of the target artery.

•	Decrease in the Canadian Cardiovascular Society (CCS) Grading Scale.

Subsequent to this clinical trial, compassionate use treatment of no option congestive heart failure patients began.  In total over five hundred (500) patients have been treated with this stem cell therapy.  The compassionate use results are very similar to the initial clinical trial reported.  Many of these compassionate use patients are from the United States and are still living many months and years after they had been told they would not survive more than three to six months.

Business Opportunity

The Company has acquired certain assets and assumed certain liabilities of Thera Vitae, Ltd. through its wholly owned Israeli subsidiary, Regenocell Laboratories, Ltd.  As a result on February 4, 2010 the Company’s primary asset is Regenocell Laboratories which is manufacturing and selling stem cell therapy product used to treat congestive heart failure and peripheral artery disease.  Purchases are being made to treat patients for these indications in several countries.  It is anticipated that purchases will also be made to treat patients in additional countries.

The primary source of patients being treated for congestive heart failure is the United States.

The initial stem cell business focus is  to treat patients  in Mexico  with adult stem cell therapy for congestive heart failure and all other cardiovascular indications. Patients may not be treated in the United States.  However, patients from the United States may be identified, qualified, agree to the treatment, pay for it in advance and then have their blood drawn for processing.  When the stem cell therapy is ready for administration, the patient will travel outside the United States to Monterrey, Mexico where the treatment will be administered in a catherization laboratory at Christus Muguerza Hospital.  The treatment administration will be pursuant to a protocol approved by the Research and Bioethics Committee of Christus Muguerza Hospital (equivalent to an Institutional Review Board at a United States Hospital) and COFEPRIS (Mexican equivalent to the United States Food and Drug Administration).  Christus Muguerza Hospital is Joint Commission accredited (same accreditation required for United States hospitals). Approximately five million patients have been diagnosed in the United States with congestive heart failure.  Up to seven hundred thousand (700,000) new cases are diagnosed each year.

The Company intends to find patients in the United States through its contacts with physicians and other health care professionals, a website, recommendations from professionals seeking alternative healthcare options for patients, public relations, standard marketing and word of mouth from treated patients.  Once a patient expresses interest and is preliminarily qualified, that patient will travel to Los Angeles and be screened by the Company’s Chief Medical Officer at the LA Advanced Heart Therapy Center located at Titan Imaging, 9201 Sunset Boulevard, Suite M-150, West Hollywood, California 90069.  After being approved, the patient will enter into a Cell Therapy Logistical Services  Agreement and pay in advance for.  That payment amount is anticipated to be either $55,000 or $64,500 which will be paid by the patient.

After the Company receives payment, the patient’s blood will be collected and sent to the Company’s subsidiary cell processing facility in Israel.  The patient will be entered into a clinical trial and fly to Monterrey, Mexico where the stem cell therapy will be administered in accordance with the protocol of the clinical trial in a catherization laboratory at Christus Muguerza Hospital.  Upon release, the patient will fly back to the United States and scheduled for follow-up evaluation visits at the LA Advanced Heart Therapy Center located at Titan Imaging at one month, three months and every three months through two years post treatment.

There are over 1100 investigation stem cell clinical trials being conducted in the United States.  It will take multiple years for any product to be approved, especially   products derived from embryonic or umbilical cord blood stem cells.  In the interim, patients may benefit from adult stem cell treatment today through identification and qualification in the United States and the administration of treatment outside the United States.

The second stem cell business focus is to obtain regulatory approval to treat  peripheral artery disease (“PAD”) in the United States and Europe.  Over ten million Americans suffer from poor circulation to their extremities and a similar number in Europe.  PAD is especially prevalent among diabetics.  After standard treatments fail, the only alternative is amputation of the toes, foot or leg, sometimes fingers, hand or arm.  The Company’s adult stem cell therapy has been shown in pilot clinical trials to re-establish blood flow to the extremities resulting in saving the limbs from amputation.  The process for treating PAD is very similar to the process for treating congestive heart failure.  After the patient is qualified, a half liter of blood is drawn and sent to the Company’s subsidiary in Israel for processing.  The adult stem cells are extracted, grown into large numbers and then encouraged to become angiogenic precursor cells.  This adult stem cell therapy is then injected in multiple locations in the limb which is experiencing poor circulation.

The Company intends to  obtain an Investigational New Drug exemption and its equivalent in Europe to initiate clinical trials  designed to obtain regulatory approval to market the product from both the Food and Drug Administration and the European Medicines Agency.  Such an approval in the United States and Europe will have block buster potential, meaning that the market size is so large and flexibility of pricing so great given the alternative of amputation, that the approved PAD stem cell therapy product may potentially generate revenues in excess of one billion dollars per annum.  Thus, this second business has substantial long term upside potential.

Intellectual Property Matters

Where appropriate, we will seek patent, trademark and other proprietary rights protection for the products and brands we develop or introduce.  In other cases, we will seek to license the rights to use the patents, trademarks and other proprietary rights of others in support of our business strategy. However, there can be no assurance that patent, trademark and other proprietary rights will issue for any applications we file or that we will be able to license such products and rights on terms acceptable to the Company, or at all.  To date, the Company has not filed any applications or registrations for any patent, trademark and other proprietary rights.

PROGRESS TO DATE

After an extended period of due diligence and meetings with the founder of TheraVitae, Inc., the letter of intent which forms the basis of the stem cell business of the Company was executed on March 31, 2008. That letter provided for two businesses.  The first was revenue generating, the treatment of no option congestive heart failure patients from the United States in Mexico.  The second was longer term, taking the same product through the regulatory process  for the treatment of peripheral artery disease.

To implement the business plan, the first step taken was to find a Chief Medical Officer.  Through previous dealings with Americo Simonini, MD, he was approached and was excited to serve as Chief Medical Officer.  Americo Simonini, MD is a leading cardiac clinician at the Cedars-Sinai Medical Center in Los Angeles.  As part of his diverse interests in leading edge cardiac technologies, he also serves as Clinical Assistant Professor of Medicine at the UCLA Medical School.

Dr. Simonini is a graduate of New York University (BA) and SUNY-Stony Brook, NY (MD).  His postdoctoral training was at multiple institutions including the New York University-Bellevue Hospital Center, the Cardiovascular Research Institute at UCSF and a Cardiology Fellowship at the University of Michigan Medical Center.  He was recruited to serve as Director at the Advanced Heart Failure Program at the Cedars-Sinai Medical Center, Los Angeles where he continues to practice as a clinician.  His abstracts and manuscripts have included an examination of the causes of heart failure as well as the role of angiogenic molecules in coronary artery disease.

As Chief Medical Officer for RegenoCELL Therapeutics, Dr. Simonini will provide oversight to the company’s clinical programs.  Among his responsibilities are the development of data which can be used to support the Company’s stem cell treatment at scientific and medical meetings.  He is responsible for overview of any clinical trial conducted. He must qualify any patient to be treated in Mexico and is responsible for the follow-up visits after treatment.  Further, he is a source of patients from the United States to be treated in Mexico.

The next major step in implementing the business plan was to find a place suitable in Mexico to treat no option congestive heart failure patients from the United States.  It had to be conveniently located, be a place where Americans will be comfortable and offer first class medical facilities and personnel to administer the treatment.  The focus was on Monterrey, Mexico which had all the requisite characteristics.  Two hospitals, both of which are qualified, were considered and Christus Muguerza Hospital selected.  Christus is 50% owned by a United States hospital chain.  It is Joint Commission accredited meaning it meets all the standards that hospitals meet in the United States.  It has state-of-the-art catherization laboratories employing GE equipment.  It also is a GE beta testing site for new software for medical equipment.

More importantly, the cardiologist administering the treatment in Mexico is Jose Luis Assad Morrell, MD.  Dr. Assad trained at Johns Hopkins, Georgetown and the Mayo Clinic. He is a Diplomate Mexican Board of Internal Medicine with Certified Subspecialties of Cardiovascular Disease, a Fellow of the American College of Cardiology and a Fellow of the Society of Cardiac Angiography and Interventions.  Agreements were reached with both Christus Muguerza and Dr. Assad for services which they are to provide.

The key part of the business plan, namely the treatment of no option congestive heart failure patients from the United States in Mexico, required obtaining approval from COFEPRIS (Mexican FDA) to conduct a clinical trial in Mexico for an unapproved product.  This is analogous to the United States where the Food and Drug Administration approves clinical trials for unapproved products.

A clinical trial requires a protocol which includes the safety and efficacy data supporting the product.  It also requires information about other similar products and details about the manufacturing process.    The Company put together an extensive Mexican information package.    The process in Mexico required that our clinical trial first be approved by the Research and Bioethics Committee of Christus Muguerza Hospital, similar to an Institutional Review Board in the United States.  Since the Company is applying in Mexico, any documents the Company created had to be translated into Spanish.

The Company obtained the Research and Bioethics Committee approval to conduct the clinical trial in March.  Before the Company submitted to COFEPRIS, a local Mexico City firm, Accelerated Clinical Research (“ACR”) was retained to assist with the application and to follow it through COFEPRIS.  A regulatory strategy was agreed upon and multiple additional documents were created to satisfy what ACR said COFEPRIS would expect to see.    The documents are so numerous that ACR sent two discs for the the Company’s files.

COFEPRIS does not mail any letters about action it is taking. Rather all letters are hand delivered and if you miss a deadline because you did not pick up your letter on time, you start all over.  Through ACR, the Company had someone go to the offices of COFEPRIS in Mexico City every day post  submission.  COFEPRIS responded in early June requesting three changes to our program.  The most significant was their request that instead of following patients for 6 months, the Company follow them for 2 years with visits every three months which include measuring the left ventricular ejection fraction at each visit.  The Company agreed to the three changes but before the Company could resubmit, it had to obtain approval for these changes from the Research and Bioethics Committee at Christus Muguerza Hospital.  The Company did obtain that approval and resubmitted to COFEPRIS on June 19 which was on time (within 10 business days of issuance of the letter).  Subsequently COFEPRIS raised another issue concerning language in the Informed Consent.  The Company then engaged local counsel who negotiated with COFEPRIS revised language to the Informed Consent.

At the request of COFEPRIS, the entire application was resubmitted after obtaining approval again from the Research and Bioethics Committee of Christus Muguerza Hospital for the revised language. The re-submission was made on October 13, 2009.  COFEPRIS approved the application on November 30, 2009.  The final step in this process is to obtain an import license from another section of COFEPRIS.  It takes an average of 15 (fifteen) business days to obtain a license from the date the import license application is submitted.

Concurrent with the final steps in the Mexican approval process, the Company was asked to become the staging center for patients in North America who are to be treated in Bangkok.  The Company will screen and qualify them, draw their blood and ship it to the cell processing facility in Israel.  The patients will fly to Bangkok to receive the stem cell treatment.  It should be noted that both the shipment of blood and the shipment of stem cells from that blood must be done under a 48 window under controlled temperature conditions.   The Staging Center Services Agreement was executed by the Company on October 30, 2009 and by TheraVitae Cell Therapy Limited on November 4, 2009.

The Company also reached agreement with Titan Imaging located in West Hollywood, California to serve as the staging center for patients.   Patients will be screened, have their blood dawn and receive all the tests in the subsequent follow-up visits at the LA Advanced Heart Therapy Center located at Titan Imaging’s facilities which are required by the protocol submitted to COFEPRIS.  Titan has not requested any up-front payments but rather will be paid as each patient is processed.  The Diagnostic Imaging Services Agreement between the Company and Cardio Diagnostic Imaging, doing business as Titan Imaging, was executed on November 19, 2009.

Once approval to treat in Mexico is obtained, the Company’s patients will be staged at the LA Advanced Heart Therapy Center located at Titan Imaging and treated in Mexico.  Follow-up visits will be over two years in Los Angeles.  Patient flow will be as follows.  A no option congestive heart failure patient (3 to 6 months to live) decides to have the Company’s stem cell treatment.  The patient is screened by Dr. Simonini at the LA Advanced Heart Therapy Center located at Titan Imaging and qualified for the treatment.  The patient then enters into a cell therapy logistical services agreement.  The charge will be $55,000 or $64,500.  After payment, the patient goes back to the staging center and has their blood drawn.  It is then under controlled temperature conditions sent to Israel for processing within 48 hours.  In Israel, the patient’s stem cells are segregated and grown over 5 days from tens of thousands into many millions.

The patient then flies to Monterrey, Mexico.  They will be staying at the Safi Royal Luxury Hotel Valley where we have negotiated a special rate.  They will be examined by Dr. Assad before the Company’s stem cells are received.  Upon receipt, the patient will be admitted to Christus Muguerza Hospital for treatment pursuant to the approved protocol.  Dr. Assad will administer the Company’s stem cells in one of Christus Muguerza’s catherization laboratories.  The process is very similar to angioplasty except the stem cells are released as opposed to a balloon/stent removing a blockage.  The patient then recovers from this 45 minute procedure (insure that the artery through which the catheter was placed has fully healed).  Dr. Assad then clears the patient to fly back to the United States.

Patient follow-up is conducted at the LA Advanced Heart Therapy Center located at Titan Imaging by Dr. Simonini.  Visits are scheduled for one month, three months and every three months thereafter until two years from receipt of treatment.  Data gathered through these visits will be used by Drs. Simonini and Assad to publish papers and present at scientific and medical meetings.

In addition to the above, the Company did retain a public relations firm to assist in obtaining general publicity about this treatment and its success, especially television media.  Over 90% of these no option congestive heart failure patients who were given 3 to 6 months to live are still alive 2 years after treatment.  TransMedia developed a full scale plan which the Company put on hold during the collapse of the fourth quarter of 2008.  In advance of implementing the plan, TransMedia has obtained interest from ABC news to follow a patient through-out this process.  The Company will follow-up with this interest after we are treating patients in Mexico.

In 2009 the parties to the Letter of Intent reached an impasse and the license was not acquired.

During the middle of December, 2009, the founder of TheraVitae approached the Company to ascertain its interest in acquiring the manufacturing operations in Israel for the stem cell product to be used in Mexico and now being used to treat patients in Bangkok and the Dominican Republic.  Due diligence was conducted including a site visit to Israel.  Terms were negotiated and two agreements executed on January 7, 2010.

The first agreement is between TheraVitae Limited, the Israeli corporation manufacturing the product, and a newly formed Israeli corporation which is a wholly owned subsidiary of the Company, Regenocell Laboratories, Ltd.  Pursuant to the terms of the agreement, certain assets were acquired and certain liabilities assumed.  These assets include all the manufacturing and office equipment and the transfer of the lease.  At signing $75,000 was paid toward the reduction of the assumed liabilities.  All the employees have been terminated,offered employment with Regenocell Laboratories, Ltd., and all accepted and are now employees of the Company’s subsidiary.

The second agreement is between Yieldex, Ltd. and the Company for the acquisition of certain rights.  This includes clinical data, the non exclusive use of the CRM System which manages clinical data and input necessary to schedule a patient for stem cell production, and all rights in patent and patent applications, if any, in connection with activities of stem cell research, therapy development and clinical trials under the trade name ”TheraVitae” for the world except for Asia.  Israel is excluded by definition from being part of Asia. To the best of the Company’s knowledge, Yieldex has no rights in patent and patent applications.  The cash price is $5,000,000 (five million United States dollars), of which $75,000 was paid to TheraVitae Limited and $25,000 to Yieldex on January 7.  The balance is due in monthly installments on or before January 4, 2015.  Minimum installments are $5,000 per patient processed in Israel after the first eight patients during the preceding month.  In addition 25% of any equity raised by the Company will be applied to the outstanding balance.

In addition there is an equity price,  40,000,000 (forty million) shares of the Company’s common stock, par value $.0001, were issued when the transfer of assets in the TheraVitae Limited-Regenocell Laboratories, Ltd. agreement was complete subject to the following.  The 40,000,000 shares are restricted and subject to a two year Lock-Up period beginning January 4, 2010.  These shares are also subject to a corporate governance restriction.  During the Lock-Up period and for any subsequent period until the shares are sold to the public in the open market, the shareholders whose shares are locked up will vote as a class for two directors.  The Company’s affiliated shareholders who are not parties to the Lock-Up agreement will vote as a class for three separate directors.  The Board of Directors will conduct its business in accordance with the Bylaws of the Company with one additional provision.  Upon any decision by the Board to increase the Company’s share capital which may result in dilution of more than ten percent (10%), then such motion can only be approved by unanimous approval of all the directors then in office or approval of holders of at least a majority of the Company’s shares.

The Company has been since January 7, 2010 in control of the manufacturing operations in Israel.  At eight patients during a month, revenues will exceed $130,000.  The combination of the existing business being serviced by the manufacturing operations, namely patients being treated in Bangkok and the Dominican Republic, and the addition of patients to be treated by the Company in Mexico and other locations is expected to keep patient flow for the manufacturing facility at or above the breakeven of eight patients.  Capacity at the current configuration of the manufacturing facility is more than double the breakeven.  There can be no assurance of any patient flow for any given month.

The Board of Directors of the Corporation effective July 22, 2008, instructed the transfer agent to issue 90,000,000 (ninety million) restricted common shares, par value $.0001, in the name of TheraVitae, Inc. to be held by the Corporation in escrow with full control of voting rights until release to TheraVitae upon completion and execution of the agreements incorporating the terms of the Letter of Intent.  The agreements incorporating the terms of the Letter of Intent had not been completed and there appeared on December 31, 2009 to be no possibility of their completion.  Effective December 31, 2009, the Board of Directors instructed the transfer agent to cancel these 90,000,000 (ninety million) restricted common shares, par value $.0001, held in escrow by the Corporation in the name of TheraVitae, Inc.

The capitalization of the Company as a result of the cancellation of these shares was 41,437,500.  An additional 40,000,000 restricted shares subject to a two year Lock-Up period and corporate governance restriction as set forth above in the Yieldex agreement with the Company was added resulting in a new capitalization of 81,437,500.  On June 15, 2010, an additional 200,000 common shares for services were issued resulting in a capitalization of 81,637,500.

Employees

The Company currently employs one individual, James F. Mongiardo.  Regenocell Laboratories, Ltd. has thirteen (13) employees.

DESCRIPTION OF PROPERTY

The Company does not own any real property or any interest in real property and does not invest in real property or have any policies with respect thereto as a part of its operations or otherwise.

The principal business address of the Company is 2 Briar Lane, Natick, Massachusetts 01760, which is space owned by the President and Chief Executive Officer of the Company. Rent has not been charged for the office space and it is not expected that rent will be charged in the near-term.

Regenocell Laboratories, Ltd. has assumed a lease with Africa-Israel for its manufacturing operations in Israel.  Lease payments converted to dollars are $10,400 plus VAT totaling $12,050 per month.  The lease runs through August 31, 2011 with a two year option to renew.  There is $135,000 in a restricted account used by Bank Hapoalim to guarantee payment of the lease.  These funds are to be transferred and accordingly the bank guarantee transferred from TheraVitae Limited to Regenocell Laboratories, Ltd.

LEGAL PROCEEDINGS

On February 10, 2010, Kwalata Trading Limited, a wholly owned subsidiary of TheraVitae, Inc., a Canadian corporation, obtained an ex parte order from the District Court for the Central Region of Israel to seize the intellectual property alleged owned by Kwalata which is in the possession of either Theravitae, Ltd. or Regenocell Laboratories Ltd., the wholly owned Israeli subsidiary corporation of the Company. The Court appointed trustee took files and computers including computers dedicated solely to equipment from  Regenocell Laboratories facilities at 7, Pinchas St., Ness Ziona in what the Company considered to be an unlawful attempt to close the facilities.

Prior to a scheduled hearing, a settlement agreement was reached which then became the resolution of the case by the District Court for the Central Region of Israel.  All equipment and files taken are to be returned subject to copying by the applicants at their expense.  Excluded from copying are attorney-client privileged documents, business documents and private documents.  Regenocell Laboratories and the Company agree not to disclose the alleged intellectual property to third parties except in the ordinary course of business, for government filings and when a non disclosure agreement is obtained. This order remains in effect until a subsequent order by the Court or the resolution of an arbitration begun in Canada by Kwalata against TheraVitae, Ltd.

Other than as described above, we are not aware of any pending or threatened litigation against us that we expect will have a material adverse effect on our business, financial condition, liquidity, or operating results. We cannot assure you that we will not be adversely affected in the future by legal proceedings.

MARKET PRICE OF AND DIVDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no trading market for our common stock.  Upon completion of this offering we intend to take the steps necessary to have our common stock included for quotation on the Over the Counter Bulletin Board.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

Holders

As of the date of this prospectus there are 81,637,500 shares of common stock issued and outstanding.

As of the date of this prospectus there are 37 holders of record of our common stock.

Dividend Policy

We have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

Securities Authorized for Issuance Under Equity Compensation Plans

At the present time, we have no securities authorized for issuance under equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis by our management of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes included in this annual report.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Any such forward-looking statements would be contained principally in “Management’s Discussion and Analysis or Plan of Operations” and “Risk Factors.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities and the effects of regulation. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions.

 Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in greater detail in “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report and the documents that we reference in this report and have filed as exhibits to the report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Overview

The mission of the Company is to bring stem cell therapy treatments to the market as quickly as possible.  The Company manufactures a product utilizing adult stem cells for the treatment of congestive heart failure and other indications. These adult stem cells are grown into large numbers in vitro (outside the body) and then encouraged to differentiate into angiogenic precursor cells or blood vessel forming cells for the treatment of congestive heart failure.  These adult stem cells can also be used for the treatment of other conditions such as peripheral artery disease.  The manufacturing operations for this process are located in Israel.

Currently congestive heart failure patients cleared for treatment have one-half pint of blood drawn which is sent to the cell processing facility in Israel. After the adult stem cells in the patient’s blood have been extracted and grown into large numbers of angiogenic precursor cells, they are sent to several locations for infusion into the patient in a minimally invasive procedure.  The stem cell therapy is either delivered through a catheter or injected directly into the myocardium. All patients are private pay.

The results to date have been impressive.  Over five hundred (500)  congestive heart failure patients with no other options have shown similar results to a clinical trial of 24 patients.  In that trial, statistically significant improvements between baseline and the three month and six month follow-up were achieved for:

•	Improvement in the six minutes walking test.

•	Increase in metabolic equivalent units (METs) during the stress test.

•	Decrease in the perfusion defect region of the target artery.

•	Decrease in the Canadian Cardiovascular Society (CCS) Grading Scale.

On January 7, 2010 the Company entered into two agreements.  Closing occurred on February 4, 2010.

The first agreement is between TheraVitae Limited, the Israeli corporation manufacturing the stem cell therapy product, and a newly formed Israeli corporation which is a wholly owned subsidiary of the Company, Regenocell Laboratories, Ltd.  Pursuant to the terms of the agreement, certain assets were acquired and certain liabilities assumed.  These assets include all the manufacturing and office equipment and the transfer of the lease.  At signing the Company paid $75,000 toward the reduction of the assumed liabilities.  All the employees were terminated then offered and accepted employment with Regenocell Laboratories, Ltd.

The second agreement is between Yieldex, Ltd. and the Company for the acquisition of certain rights.  This includes clinical data, the non exclusive use of the CRM System which manages clinical data and input necessary to schedule a patient for stem cell production, and all rights in patent and patent applications, if any, in connection with activities of stem cell research, therapy development and clinical trials under the trade name ”TheraVitae” for the world except for Asia.  Israel is excluded by definition from being part of Asia.  The cash price is $5,000,000 (five million United States dollars), of which $75,000 was paid to TheraVitae Limited and $25,000 to Yieldex on January 7.  The balance is due in monthly installments on or before January 4, 2015.  Minimum installments are $5,000 per patient processed in Israel after the first eight patients during the preceding month.  In addition 25% of any equity raised by the Company will be applied to the outstanding balance.

In addition 40,000,000 (forty million) shares of the Company’s common stock, par value $.0001, was issued to Yieldex Ltd and its nominees.  The 40,000,000 shares are restricted and subject to a two year Lock-Up period beginning January 4, 2010.  These shares are also subject to a voting agreement.  During the Lock-Up period and for any subsequent period until the shares are sold to the public in the open market, the Board of Directors will be expanded to five members and the shareholders whose shares are locked up will vote for a maximum of two directors.  The Company’s affiliated shareholders who are not parties to the Lock-Up agreement will vote their shares for the same two directors until the aggregate number of Yieldex shares are 15,000,000 (fifteen million) or less.  The Yieldex shareholders agree to vote the Yieldex shares for a maximum of three directors designated by James F. Mongiardo.  While this voting rights agreement is in effect, unanimous approval of all the directors then in office or approval of holders of at least a majority of the shares will be required for: (i) any proposal to increase capital in a way that would result in dilution of existing shareholders’ percentages by ten percent (10%) or more; (ii) any proposal to merge, consolidate or amalgamate with any other corporate entity; (iii) any proposal to sell all or a material part of the assets; and, (iv) any proposal to amend the bylaws.

As a result of the actions described above, on February 4, 2010 the Company’s primary asset is Regenocell Laboratories Ltd. which is manufacturing and selling stem cell therapy product used to treat congestive heart failure and peripheral artery disease.  Purchases are being made to treat patients for these indications in Bangkok, Thailand and the Dominican Republic.  It is anticipated that purchases will also be made to treat patients in other countries.

The Company did not generate any revenues from operations or otherwise from its inception through the formation of Regenocell Laboratories, Ltd.  The Company intended to generate revenue through the development of cafes in South Carolina and then in other states in the South East, featuring gourmet coffee, pastries and related items. Through December 31, 2007, the Company had not been successful in raising capital for the development, marketing or sale of either these cafes or any products. The Company then adopted a new stem cell therapy business strategy on July 16, 2008.

Liquidity and Capital Resources

As of March 31, 2010, we had total current assets of $106,941, consisting of $22,692 in Cash, $3,290 in Other Receivables and $80,959 in Prepaid Expenses. We had total current liabilities as of March 31, 2010 of $903,802.

In order to implement our business strategy, the Company will need to raise capital during the next 12 months:  cash on hand was $22,692 as of March 31, 2010 which amount is inadequate to fund the company’s current projected capital requirements.  Net comprehensive loss for the Company for the period ended March 31, 2010 was equal to $362,699.  The Company has funded operations to date in part through the sale of equity securities and loans, although such efforts have been insufficient to effectively pursue its business strategy.

With respect to Regenocell Laboratories, Ltd., processing eight patients during a month will result in revenues exceeding $130,000.  The combination of the existing business being serviced by the manufacturing operations and the addition of patients to be treated in other locations is expected to keep patient flow for the manufacturing facility at or above the breakeven of eight patients.  Capacity at the current configuration of the manufacturing facility is more than double the breakeven.  There can be no assurance of any patient flow for any given month.

Our capital requirements will depend on numerous factors, including but not limited to the commitments and progress of our research and development efforts, the progress of clinical trials, the cost of sales and marketing for the congestive heart failure stem cell therapy business and other products, medical and business consultants and advisors, the time and cost involved in maintaining regulatory compliance, and competing technological and market developments.  Future activities, including the establishment of stem cell therapy for the treatment of peripheral artery disease in the medical marketplace, will be subject to our ability to raise funds.

We intend to raise capital primarily through the public or private sale of securities (equity and/or debt), although there can be no assurance that we will be able to obtain capital or, if such capital is available, that the terms of any financing will be acceptable.  If the Company succeeds in raising capital, such funds will be used to facilitate the manufacturing operations of Regenocell Laboratories Ltd., to find new customers for Regenocell Laboratories Ltd. With respect to peripheral artery disease, capital will be used for completing the research and development to submit an IND (and its equivalent in Europe) for authorization to begin clinical trials in the United States and Europe. This may include payment for additional animal trials. Payment for clinical trials includes retaining the services of a clinical research organization, payment to the clinical research site(s) for patients enrolled in the clinical trials, payment for the stem cell therapy used in these clinical trials, payment for costs associated with Institution Review Board Approval, and preparation of reports to the FDA and EMEA, requests to continue later phase clinical trials and submission of a BLA to the FDA and its equivalent to the EMEA requesting marketing approval for the treatment of peripheral artery disease.

The Company also does not expect to purchase any plant or significant equipment over the next 12 months.  Regenocell Laboratories, Ltd. may purchase between $100,000-$300,000 in new equipment for its manufacturing operations.

We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.  If we are unsuccessful at raising sufficient capital to fund our operations, for whatever reason, we may be forced to seek opportunities outside of our new corporate focus or to seek a buyer for our business or another entity with which we could partner.  Ultimately, if all of these alternatives fail, we may be required to cease operations and seek protection from creditors under applicable bankruptcy laws.

Our Ability To Continue as a Going Concern

Our independent registered public accounting firm has issued its report dated April 30, 2010 in connection with the audit of our financial statements as of December 31, 2009 that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements as of December 31, 2009 have been prepared under the assumption that we will continue as a going concern. If we are not able to continue as a going concern, it is likely that holders of our common stock will lose all of their investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations for the Three Months Ended March 31, 2010 and 2009, and Period from December 19, 2008 (Inception) to March 31, 2010

During the three months ended March 31, 2010 we generated $291,865 in revenue compared to no revenue during the three months ended March 31, 2009.

We incurred $659,322 in operating expenses for three months ended March 31, 2010, as compared with $10,199 in operating expenses for the same period ended 2009.  Our operating expenses for the three months ended March 31, 2010 include cost of sales in the amount of $184,841, administrative expenses of $145,622, professional fees of $288,881 and occupancy costs of $39,979.  Our operating expenses for the three months ended March 31, 2009 of $10,199 consisted solely of administrative expenses.  The increased operating expenses are a direct result of the commencement of our operations.

We, therefore, recorded a net loss of $362,699 for the three months ended March 31, 2010, as compared with a net loss of $10,199 for the same period ended March 31, 2009.

We anticipate our operating expenses will increase as we continue to implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Results of Operations for the Years Ended December 31, 2009 and 2008, and for the Period from February 1, 2002 (Inception) to December 31, 2009

We generated no revenue for the period from February 1, 2002 (Date of Inception) through December 31, 2009.

We incurred $223,526 in operating expenses for the year ended December 31, 2009 and $41,429 in operating expenses during the year ended December 31, 2008.  Our operating expenses for the period from February 1, 2002 (Date of Inception) until December 31, 2009 were $350,591, and consisted of administrative expenses and development costs.

We recorded a net loss of $228,663 for the year ended December 31, 2009, $48,532 for the year ended December 31, 2008 and $362,831 for the period from February 1, 2002 (Date of Inception) until December 31, 2009.

Management does not believe that inflation or changing prices have impacted the Company’s revenues in any way.

Off Balance Sheet Arrangements

As of March 31, 2010, there were no off balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our accountants regarding accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table presents information with respect to our officers, directors and significant employees as of June 15, 2010.

NAME	AGE	POSITION

James F. Mongiardo	64	President, Chief Executive Officer and Chief Financial Officer

Americo Simonini	48	Chief Medical Officer

James F. Mongiardo, President, CEO and CFO

James F. Mongiardo has extensive experience in building companies and in the investment banking business.  He has served as Chief Executive Officer for public biotechnology and healthcare services companies and as head of United States Marketing for Schering-Plough Corporation. He has raised capital for clients through institutional private placements, directed business start-ups from concept to marketing, completed a successful turn-around, designed operative business plans, raised venture and public equity financing, created marketing and promotional plans for new products, directed acquisitions and divestitures, developed and administered sales budgets over $ 300 million and managed corporate and legal services.

Among the companies Mr. Mongiardo has headed are Epigen, Inc., an oncology company which he brought public and raised additional capital through PIPEs (private investment in a public company).  Epigen is developing treatments and diagnostic tests for the early detection of carcinomas.  He served as Chief Executive Officer of Medivix, Inc., a public health care services company for which he completed a secondary offering and raised capital through a debt placement.  Medivix provided mail order prescription services for employers and unions.

In addition, Mr. Mongiardo served as Chief Executive Officer of CardioBioMedical Corporation, a medical device company which non-invasively determines whether a patient has coronary artery disease.  He raised capital and obtained 510 (k) clearance from the Food and Drug Administration (FDA) to market this device.  Mr. Mongiardo also served as President and Chief Operating Officer of Photec Diagnostics, a venture capital financed diagnostic company.  Mr. Mongiardo completed additional rounds of financing for Photec and within 18 months from concept received 510(k) clearance from the FDA to market the company’s first product.

Mr. Mongiardo also served as Chief Operating Officer of Total ReCord, Inc., a regenerative medicine tissue engineering company with a product to treat spinal cord injury.  He completed a six million dollar financial restructuring of the company and finalized an agreement to raise capital on the AIM market with a major AIM Nomad/broker. He also served as Vice President of Corporate Development for Organogenesis where he completed a $ 4.5 million PIPE and obtained favorable tax free status for building a new corporate facility in Massachusetts.  While head of United States marketing for the pharmaceutical division of Schering-Plough, he introduced 12 new over-the-counter and prescription products.

For five years, he served as Managing Director of LBC Capital Corporation and in 2000 formed the Homewood Capital Group, LLC, an investment advisory firm specializing in institutional private placements for emerging companies.  Mr. Mongiardo is a graduate of Johns Hopkins University (B.A.), Harvard Law School (J.D.) and the Columbia University Executive Program in Business Administration.

Americo Simonini, MD, Chief Medical Officer

Americo Simonini, MD is a leading cardiac clinician at the Cedars-Sinai Medical Center in Los Angeles.  As part of his diverse interests in leading edge cardiac technologies, he also serves as Clinical Assistant Professor of Medicine at the UCLA Medical School.

Dr. Simonini is a graduate of New York University (BA) and SUNY-Stony Brook, NY (MD).  His postdoctoral training was at multiple institutions including the New York University-Bellevue Hospital Center, the Cardiovascular Research Institute at UCSF and a Cardiology Fellowship at the University of Michigan Medical Center.  He was recruited to serve as Director at the Advanced Heart Failure Program at the Cedars-Sinai Medical Center, Los Angeles where he continues to practice as a clinician.  His abstracts and manuscripts have included an examination of the causes of heart failure as well as the role of angiogenic molecules in coronary artery disease.

As Chief Medical Officer for RegenoCELL Therapeutics, Dr. Simonini will provide oversight to the company’s clinical programs.  In addition he will be reviewing the progress of each patient treated with its adult stem cell therapy.  When appropriate, he will present data on the company’s clinical programs and the progress of patients treated with its adult stem therapy at international meetings of cardiologists.

Employment Agreements:

On July 16, 2008 the Company entered into an employment agreement with Mr. Mongiardo, as Chief Executive Officer and President, for a term of five years at an annual salary of $250,000, payable at the annual rate of $150,000 upon the Company raising in aggregate in equity or gross revenues $500,000, and at the annual rate of $250,000 upon the Company raising in aggregate in equity or gross revenues $1,000,000 with additional annual increases of $50,000 every July 1 over the life of the agreement.  The agreement also calls for the officer to receive fringe benefits and participate in all Company employment benefits as approved by the Board of Directors.  As of this date, the Company has not raised the aggregate minimum equity capital or gross revenues and no salary has been accrued or paid to Mr. Mongiardo.

Board of Directors’ Compensation:  Directors of the Company do not receive cash compensation for their services at this time, but will be reimbursed for reasonable travel expenses incurred while attending Board meetings.  The Board of Directors and the Company’s management may elect to compensate its participants for consulting services in the future.

Term of Office

All of our directors are appointed for a one-year term to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders.  Our executive officers are appointed by our Board of Directors and hold office until removed by the Board.

Pursuant to the terms of the Assignment of Rights agreement between Yieldex, Ltd. and the Company,  40,000,000 (forty million) shares of the Company’s common stock, par value $.0001, were issued subject to the following.  The 40,000,000 shares are restricted and subject to a two year Lock-Up period beginning January 4, 2010.  These shares are also subject to a voting agreement.  During the Lock-Up period and for any subsequent period until the shares are sold to the public in the open market,  the shareholders whose shares are locked up will vote for a maximum of two directors.  The Company’s affiliated shareholders who are not parties to the Lock-Up agreement will vote their shares for the same two directors until the aggregate number of Yieldex shares are 15,000,000 (fifteen million) or less. The Yieldex shareholders agree to vote the Yieldex shares for a maximum of three directors designated by James F. Mongiardo.  While this voting rights agreement is in effect, unanimous approval of all the directors then in office or approval of holders of at least a majority of the shares will be required for: (i) any proposal to increase capital in a way that would result in dilution of existing shareholders’ percentages by ten percent (10%) or more; (ii) any proposal to merge, consolidate or amalgamate with any other corporate entity; (iii) any proposal to sell all or a material part of the assets; and, (iv) any proposal to amend the bylaws.

Significant Employees

At the present time, we have no key employees other than our officers and directors and the Chief Technical Officer of our wholly owned subsidiary, Regenocell Laboratories, Ltd.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present director, person nominated to become director, executive officer, or control person: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

Summary Compensation Table

During the fiscal years ended December 31, 2008 and 2009, the Company has not paid any cash compensation to our Chief Executive Officer.

The Company had no executive officers whose total annual salary and bonus exceeded $100,000.

Director Compensation

Since inception no compensation has been paid to the directors.

Employment Agreements

On July 16, 2008 the Company entered into an employment agreement with Mr. Mongiardo, as Chief Executive Officer and President, for a term of five years at an annual salary of $250,000, payable at the annual rate of $150,000 upon the Company raising in aggregate in equity or gross revenues $500,000, and at the annual rate of $250,000 upon the Company raising in aggregate in equity or gross revenues $1,000,000 with additional annual increases of $50,000 every July 1 over the life of the agreement.  The agreement also calls for the officer to receive fringe benefits and participate in all Company employment benefits as approved by the Board of Directors.  As of this date, the Company has not raised the aggregate minimum equity capital or gross revenues and no salary has been accrued or paid to Mr. Mongiardo.

Outstanding Equity Awards at Fiscal Year-End

The Company has not paid any stock, options or other equity awards to any officer, director or employee to date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of June 15, 2010 by (i) those persons or groups known to us to beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. Except as indicated below, each of the stockholders listed below possesses sole voting and investment power with respect to their shares.  The percentage of ownership set forth below reflects each holder’s ownership interest in the 81,637,500 shares of RegenoCELL’s common stock issued and outstanding as of June 15, 2010.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock
James Mongiardo(1)	15,000,000	18.37%

Yieldex Ltd.(2)	40,000,000	49.00%
Basement Kwong Long Tai Bldg
1016 Tai Nam West Street
Hong Kong, Hong Kong

Domenic Mazza	5,000,000	6.12%
3700 Galt Ocean Drive Fort Lauderdale, FL 33306

All officers and directors as a group (1 persons) (1)		18.37%

 (1) Mr. Mongiardo’s address is c/o RegenoCELL Therapeutics, Inc.

(2) As part of the transaction between Yieldex, Ltd. and the Company, 40,000,000 (forty million) shares of the Company’s common stock, par value $.0001, was issued to Yieldex Ltd and its nominees.  The 40,000,000 shares are restricted and subject to a two year Lock-Up period beginning January 4, 2010.  These shares are also subject to a voting agreement.  During the Lock-Up period and for any subsequent period until the shares are sold to the public in the open market, the Board of Directors will be expanded to five members and the shareholders whose shares are locked up will vote for a maximum of two directors.  The Company’s affiliated shareholders who are not parties to the Lock-Up agreement will vote their shares for the same two directors until the aggregate number of Yieldex shares are 15,000,000 (fifteen million) or less. The Yieldex shareholders agree to vote the Yieldex shares for a maximum of three directors designated by James F. Mongiardo.  While this voting rights agreement is in effect, unanimous approval of all the directors then in office or approval of holders of at least a majority of the shares will be required for: (i) any proposal to increase capital in a way that would result in dilution of existing shareholders’ percentages by ten percent (10%) or more; (ii) any proposal to merge, consolidate or amalgamate with any other corporate entity; (iii) any proposal to sell all or a material part of the assets; and, (iv) any proposal to amend the bylaws.

Changes in Control

At the present time, there are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company,.

STOCK OPTION PLAN INFORMATION

Effective November 23, 2009, the Company created the 2009 Stock Option and Incentive Plan (the “Plan”) to provide stock options and other equity interests in the Corporation to employees, officers, directors, consultants and advisors of the Corporation and its Subsidiaries, all of whom are eligible to receive Awards under the Plan.  The Plan has up to six million (6,000,000) shares of Corporation’s common stock, par value $.0001, available for Awards.  Said awards will vest over four years, one quarter after one year and the balance at one forty-eighth (1/48) of the total Award over the next three years.

On November 23, 2009, the Company approved the issuance of an Award of five hundred thousand (500,000) shares to Americo Simonini, MD, to serve as Chief Medical Officer of the Corporation effective the first trading day of the Corporation’s common stock or the date that the fair market value for the common stock can be determined, whichever is earlier.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On July 16, 2008, RegenoCELL Therapeutics, Inc., formerly Good Buddy’s Coffee Express, Inc., a Florida corporation  completed actions necessary to change its business strategy from opening drive through coffee cafes to a new stem cell therapy business opportunity.  These actions included the filing of Amended Articles of Incorporation which among other matters changed the name of the corporation to RegenoCELL Therapeutics, Inc. and increased its authorized capitalization to 600,000,000 shares, approved Amended Bylaws, issued restricted common shares, par value $.0001 per share, to Douglas T. Rice (250,000), Domenic Mazza (5,000,000) and James F. Mongiardo (15,000,000), ratified the March 31 Letter of Intent with TheraVitae, and approved the Employment Agreement with James F. Mongiardo as President and Chief Executive Officer.

During the past five years, none of the following occurred with respect to any founder, promoter or control person: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

BOARD COMMITTEES; DIRECTOR INDEPENDENCE

Currently, all actions that would otherwise be performed by standing committees of the Board of Directors are performed by its sole director, including the hiring of our independent public accountants and the oversight of the independent auditor relationship, the review of our significant accounting policies and our internal controls.

The Board of Directors has analyzed the independence of its sole director and has determined that RegenoCELL’s sole current director, James Mongiardo is not independent under the specific criteria of Section 4200(a)(15) of the NASDAQ Manual.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by The Law Office of James G. Dodrill II, P.A..  The firm’s mailing address is 5800 Hamilton Way, Boca Raton, FL  33496.

EXPERTS

Our financial statements as of December 31, 2009 and for the years ended December 31, 2009 and 2008 have been included herein in reliance upon the report of Sadler, Gibb & Associates, LLC. independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

We have a provision in our by-laws providing for indemnification of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on this Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding us and the shares offered hereby, please refer to the registration statement. You may inspect a copy of the registration statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

In addition to this registration statement, we are also required to file periodic reports and other information with the Securities and Exchange Commission, including quarterly reports and annual reports which include our audited financial statements.  You may read and copy any reports, statements or other information we file at the Commission’s public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00am to 3:00pm. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the Commission Internet site at http\\www.sec.gov. These filings may be inspected and copied (at prescribed rates) at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also request a copy of our filings at no cost, by writing of telephoning us at:

REGENOCELL THERAPEUTICS, INC.
Attention:  James Mongiardo, CEO
2 Briar Lane
Natick, Massachusetts 01760
Telephone No.:  508-647-4065

REGENOCELL THERAPEUTICS, INC.

AUDIT REPORT OF INDEPENDENT ACCOUNTANTS
AND
FINANCIAL STATEMENTS

December 31, 2009 and 2008

REGENOCELL THERAPEUTICS, INC.

TABLE OF CONTENTS

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
RegenoCELL Therapeutics, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of RegenoCELL Therapeutics, Inc. (A Development Stage Company) as of December 31, 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of RegenoCELL Therapeutics, Inc. as of December 31, 2008, were audited by other auditors whose report dated March 27, 2009, expressed an unqualified opinion on those statements.

We conduct our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RegenoCELL Therapeutics, Inc. (A Development Stage Company) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet established an ongoing source of revenue sufficient to cover its operating costs which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
April 30, 2010

1

REGENOCELL THERAPEUTICS, INC.
(FKA GOOD BUDDY’S COFFEE EXPRESS, INC.)
(A Development Stage Company)
BALANCE SHEETS

	December 31, 2009	December 31, 2008
Assets

Current Assets
Cash	$102,079	$-
Total Current Assets	102,079	-

Net Fixed Assets	2,893	-

Net Intangible Development Costs	-	9,000
Total Assets	$104,972	$9,000

Liabilities and Stockholders' Equity

Liabilities

Current Liabilities
Accounts Payable	$64,982	$-
Accrued Interest	110,597	3,457
Accrued Expenses	750	3,000
Notes Payable - Related Party	81,018	-
Notes Payable - Current	201,400	-
Total Current Liabilities	458,747	6,457

Notes Payable - Long-term	-	118,653

Total Liabilities	458,747	125,110

Stockholders' Equity

Preferred Stock $.0001 par value, 80,000,000 shares authorized, no shares issued and outstanding as of December 31, 2009 and 2008 respectively	-	-
Common Stock, $.0001 par value, 520,000,000 shares authorized, 41,437,500 and 131,437,500 shares issued and outstanding as of December 31, 2009 and 2008 respectively	4,143	13,144
Additional Paid in Capital	4,913	4,913
Accumulated Deficit during the development stage	(362,831)	(134,168)
Total Stockholders' Equity	(353,775)	(116,111)

Total Liabilities and Stockholders' Equity	$104,972	$9,000

The accompanying notes are an integral part of these financial statements.

2

REGENOCELL THERAPEUTICS, INC.
(FKA GOOD BUDDY’S COFFEE EXPRESS, INC.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			From February 1,
			2002 (Inception)
	For the Years Ended		Through
	December 31,		December 31,
	2009	2008	2009

Revenues	$-	$-	$-

Administrative Expenses	176,612	41,429	303,677
Development Costs	46,914	-	46,914

Net (Loss) from development stage operations	(223,526)	(41,429)	(350,591)

Interest expense	(5,137)	(5,228)	(10,365)
Loss on abandonment of assets	-	(1,875)	(1,875)

Net (Loss)	$(228,663)	$(48,532)	$(362,831)

Basic net loss per common share	$(0.00)	$(0.00)

Weighted Average of Common Shares Outstanding	131,190,925	96,187,500

The accompanying notes are an integral part of these financial statements.

3

REGENOCELL THERAPEUTICS, INC.
(FKA GOOD BUDDY’S COFFEE EXPRESS, INC.)
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

December 31, 2007 - Balance	2,343,750	234	2,216	(81,055)	(78,605)
March 31, 2008 - additional shares issued resulting from a 3 for 1 common stock split	7,031,250	703	(703)	-	-
June 13, 2008 - additional shares issued resulting from a 10 for 1 common stock split	70,312,500	7,031	(2,450)	(4,581)	-
July 7, 2008 - Restricted common stock issued in lieu of employee compensation	15,000,000	1,500			1,500
July 7, 2008 - Restricted common stock issued for contracted services	5,250,000	525			525
July 22, 2008 - Issuance of restricted common stock to Thera Vitae, Inc. per the terms of the letter of intent dated July 22, 2008	90,000,000	9,000			9,000
July 23, 2008 - Cancellation of common stock	(58,500,000)	(5,850)	5,850		-
December 31, 2008 - Net (Loss)				(48,532)	(48,532)
December 31, 2008 - Balance	131,437,500	13,143	4,913	(134,168)	(116,111)
December 30, 2009 - Cancellation of restrictd common stock issued to Thera Vitae, Inc., on July 22, 2008	(90,000,000)	(9,000)			(9,000)
December 31, 2009 - Net (Loss)				(228,663)	(228,663)
December 31, 2009 - Balance	41,437,500	$4,143	$4,913	$(362,831)	$(353,774)

The accompanying notes are an integral part of these financial statements.

4

			From February 1,
			2002 (Inception)
	For the Years Ended		Through
	December 31,		December 31,
	2009	2008	2009

Operating Activities:
Net Loss from Development Stage Activities	(228,663)	(48,532)	(362,831)
Non cash activities:
Depreciation	207	-	2,932
Accrual of Interest Expense	107,137	-	107,137
Abandonment of Assets	-	1,875	1,875
Write off uncollected other receivable	-	250	-
Cancellation of licensing agreeement	(9,000)	-	(9,000)
Stock issued in lieu of compensation	-	11,025	11,025
Reconciliation Adjustments			-
Accounts Payable	64,982	(2,200)	64,982
Accrued Expenses	(2,250)	(4,180)	(3,949)
Accrued Interest	-	500	8,140
Net cash (used in) operating activities	(67,587)	(41,262)	(179,689)

Investing Activities:
Purchase of equipment	(3,099)	-	(3,099)
Investment in production activites	9,000	(9,000)	-
Net cash provided by (used in) investing activities	5,901	(9,000)	(3,099)

Financing Activities:
Proceeds from note payable - related party	81,018	-	81,018
Proceeds from note payable	82,747	78,418	229,164
Repayment of notes payable	-	(27,765)	(27,765)
Sale of common stock	-	-	11,200
Repurchase of common stock	-	-	(8,750)
Net cash provided by financing activities	163,765	50,653	284,867

Net Change in Cash
Net Increase (Decrease) in Cash	102,079	391	102,079
Cash Beginning of Period	-	(390)	-

Cash End of Period	102,079	-	102,079

Supplemental Cash Flow Disclosure:
Cash Paid For:

Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

5

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Operations

RegenoCELL Therapeutics, Inc. (formerly Good Buddy's Coffee Express, Inc.) (The "Company") was incorporated in the State of Florida on February 1, 2002. The Company’s main office was located in South Carolina and planned to develop a national chain of drive through, high quality coffee outlets. In July 2008 the main office was relocated to Massachusetts and the corporate mission was amended to develop a stem cell therapy business for the treatment of congestive heart failure and peripheral artery disease in lieu of its original goals. On July 7, 2008, the Company amended its Articles of Incorporation changing the name of the corporation to RegenoCELL Therapeutics, Inc.  In addition the Company approved an employment agreement with James F. Mongiardo as President and Chief Executive Officer. In addition, Scott Massey, the former President, Chief Executive Officer and Director of the Company, and Phillips N. Dee, the former Director of the Company resigned from their positions as officers and directors of the Company and James F. Mongiardo was elected as Chief Executive Officer, President, Treasurer, Secretary and sole Director of the Company.

The mission of the Company is to bring stem cell therapy treatments to the market as quickly as possible. The Company’s therapy will utilize a process to identify and process adult stem cells found in a patient’s blood. These adult stem cells are grown into large numbers in vitro (outside the body) and then encouraged to differentiate into angiogenic precursor cells or blood vessel forming cells for the treatment of congestive heart failure. These adult stem cells can also be used for the treatment of other conditions such as peripheral artery disease.

At the current time the Company is still in the development stage and as such reports its financial statements as a Development Stage Enterprise.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

Concentration of Credit Risk

The Company's financial instruments that are exposed to concentration of credit risk are cash.  Additionally, the Company maintains cash balances in bank deposit accounts which, at times, may exceed federally insured limits.

Cash Equivalents

For purposes of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.  The Company at times may maintain a cash balance in excess of insured limits.

The accompanying notes are an integral part of these financial statements.

6

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

Financial instruments, including cash, receivables, accounts payable, and notes payable are carried at amounts which reasonably approximate their fair value due to the short term nature of these amounts or due to variable rates of interest which are consistent with market rates. At present, the Company does not have any material accounts receivables or accounts payable.

Fixed Assets

Fixed assets are stated at cost.  Major additions and improvements are capitalized in the month following the month in which the assets or improvement are deemed to be placed in service. Maintenance and repairs are expensed as incurred. Upon disposition, the net book value is eliminated from the accounts, with the resultant gain or loss reflected in operations. Depreciation expense is computed on a straight-line basis over the estimate useful lives of the assets as follows:

Machinery and equipment:	10-15 years
Furniture and fixtures & transportation equipment:	3-7 years

The Company periodically assesses the recoverability of property, plant and equipment and evaluates such assets for impairment whenever events or changes in circumstances indicate that the net carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the net carrying amount.

Intangible Assets

In 2008, the Company had completed a Letter of Intent to acquire a non-exclusive license to market TheraVitae Inc.’s stem cell technology in Mexico and the Caribbean.  The cost of implementing this business was recorded as an intangible asset and would have been amortized at the time when the company began recognizing revenue over the life of the agreement.  However, in 2009 the parties to the Letter of Intent reached an impasse and the license was not acquired.

Provision for Taxes

The Company applies ASC 740, which requires the asset and liability method of accounting for income taxes.  This method requires that the current or deferred tax consequences of all events recognized in the financial statements be measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. Deferred tax assets are reviewed for recoverability and the Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be recovered.
The accompanying notes are an integral part of these financial statements.

7

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share

The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of ASC 740. Basic earnings (loss) per share are calculated by dividing net income or loss by the weighted average number of shares outstanding during each period. The calculation of diluted earnings (loss) per share is the same as the basic earnings (loss) per share.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset de-recognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

The accompanying notes are an integral part of these financial statements.

8

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167. The Company does not expect the provisions of ASU 2009-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166. The Company does not expect the provisions of ASU 2009-16 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1. The Company does not expect the provisions of ASU 2009-15 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.
The accompanying notes are an integral part of these financial statements.

9

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance" ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of EITF 09-1 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 2 - GOING CONCERN ASSUMPTION

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern which raises substantial doubt regarding its ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The accompanying notes are an integral part of these financial statements.

10

NOTE 2 – GOING CONCERN ASSUMPTION (CONTINUED)

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment are stated at cost.  Depreciation is computed over the estimated life of the assets. Depreciation expense for the years ended December 31, 2009 and 2008 amounted to $207 and $-0-, respectively.  Gains from losses on sales and disposals are included in the statements of operations.  Maintenance and repairs are charged to expense as incurred.  As of December 31, 2009 and 2008 property and equipment consisted of the following:

	December 31, 2009	December 31, 2008	Estimated Useful Life
Equipment	$3,100	$-	5 years
	3,100	-

Accumulated depreciation	(207)	-
Total property and equipment	$2,893	$-

NOTE 4 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2009, the Company has borrowed $81,018 from a related party to fund continuing operations.  This note bears no interest, is due on demand and is uncollateralized.

NOTE 5 – NOTES PAYABLE

The Company has issued various unsecured demand promissory notes to a major shareholder and other unrelated individuals as of December 31, 2009.  This major shareholder has personally guaranteed the principal of one demand note and in return has been granted first lien on the assets of the corporation.  Subsequent to year end, one of the notes payable outstanding went into default which meant that the default terms of the note went into effect.  Please see Note 8 for description of default terms of this note.  The detail of the Company debt as of December 31, 2009, is as follows:

The accompanying notes are an integral part of these financial statements.

11

NOTE 5 – NOTES PAYABLE (CONTINUED)
	Principle 2009	Principle 2008

February 5, 2005 - Demand Note, 5% per annum.	$47,822	$47,822
June 26, 2008 – Convertible Demand Note 5% per annum, convertible to common stock at $1.00 per share	39,164	39,164

September 30, 2008 – Demand Notes, 0% per annum.	12,408	12,408

October 1, 2008 – Demand Notes, 5% per annum.	10,000	10,000

December 31, 2008 – Demand notes, 0% per annum.	9,257	9,257

March 31, 2009 – Demand notes, 0% per annum.	8,960	-

June 30, 2009 - Demand notes, 0% per annum.	6,782	-

September 1, 2008 – Demand Notes, 5% per annum.	2,500	-

September 30, 2009-Demand Notes, 0% per annum.	17,196	-
December 24, 2009- Loan Payable, Principal amount of $160,000, 0% per annum., payable March 30, 2010	102,000	-
Total Debt	256,092	118,653

Less Current Portion	256,092	118,653

Long Term Debt	$-	$-

Interest expense for the year ending December 31, 2009 and 2008	$5,137	$5,228

NOTE 6 – STOCKHOLDERS’ EQUITY

On May 29, 2008 the Board of Directors unanimously voted to increase the authorized shares of both the preferred stock and common stock from 5,000,000 to 10,000,000 shares and from 20,000,000 to 200,000,000 shares respectively.

On May 29, 2008, the Board of Directors unanimously voted for a 10 for 1 forward stock split of the common shares effective for stockholders of record on June 13, 2008. The number of outstanding shares of common stock was adjusted from approximately 7,031,250 to 70,312,500 shares, resulting from the split.

On July 7, 2008, the Company amended its articles of incorporation and increased the number of authorized common stock to 520,000,000 shares at a par value of $.0001 per share. The Company also issued 250,000 restricted common shares in lieu of payment for business consulting services, 5,000,000 restricted common shares for marketing consultation services and 15,000,000 restricted common shares for employee compensation.

The accompanying notes are an integral part of these financial statements.

12

NOTE 6 – STOCKHOLDERS’ EQUITY (CONTINUED)

On July 22, 2008, in accordance with a letter of intent between TheraVitae, Inc and the Company to secure licensing rights from Thera Vitae, Inc., the Board of Directors placed 90,000,000 restricted common shares at par value of $0.0001.in escrow. These shares will be released upon completion and execution of the agreements incorporating the terms of the Letter of Intent. The Letter of Intent with TheraVitae provides for a non exclusive license in Mexico and later the Islands of the Caribbean to commercialize TheraVitae’s stem cell therapy for cardiovascular indications.  It also provides for an exclusive license in the United States, Canada and Mexico to obtain regulatory approvals and then market VesCell stem cell therapy for the treatment of peripheral artery disease. On December 30, 2009, the agreement was cancelled and the shares were returned to the company.

On July 23, 2008, the Board authorized the cancellation from certain shareholders of 58,500,000 restricted common shares, par value $0.0001.  Said shares were returned to the transfer agent for cancellation.

On November 16, 2009 the Company issued a private placement memorandum expiring on March 31, 2010 to raise $ 500,000. The terms of the offering consists of 1 share of common stock and one five year warrant exercisable at $.75. Each unit costs $.50, and there are 1,000,000 units available. The minimum subscription is 100,000 units.  As of December 31, 2009 no shares have been issued in connection with the private placement memorandum.

NOTE 7 – INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to net the loss before provision for income taxes for the following reasons:

	December 31, 2009	December 31, 2008
Income tax expense at statutory rate	$(89,179)	$(18,927)
Common stock issued for services	-	4,300
Valuation allowance	89,179	14,627
Income tax expense per books	$-	$-

The accompanying notes are an integral part of these financial statements.

13

NOTE 7 – INCOME TAXES (CONTINUED)

Net deferred tax assets consist of the following components as of:

	December 31, 2009	December 31, 2008
NOL carryover	$141,504	$52,326
Valuation allowance	(141,504)	(52,326)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $141,504 for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

NOTE 8 – SUBSEQUENT EVENTS

In early January 2010 the Company created a wholly owned foreign subsidiary in Israel for the purpose of developing and operating the laboratory facilities associated with its products. The name of the subsidiary is Regenocell Laboratories Ltd.

On January 7th 2010, the Companies foreign subsidiary Regenocell Laboratories Ltd. consummated an asset purchase agreement with TheraVitae Limited. Under the terms of the agreement the Company will acquire certain assets of TheraVitae Limited, approximate net book value of $346,000, in exchange for assuming certain liabilities of approximately $334,000 and $75,000 in cash (all currency is in US dollars).

In early January 2010 the Company signed an Assignment of Rights agreement with Yieldex LTD a Hong Kong corporation.  Under the agreement the Company purchased the right to use outside of Asia the patents and patent applications related to Yieldex LTD’s stem cell research, therapy development and clinical trials. In addition the Company obtained the rights to all the clinical trial results, endorsements, files and other pertinent information.  Under the terms of the agreement the Company will pay Yieldex LTD $5,000,000 (US) in cash over a period of 5 years. In addition the Company will also irrevocably issue 40,000,000 shares of Common stock to Yieldex LTD.

On February 10, 2010, Kwalata Trading Ltd., a wholly owned subsidiary of TheraVitae, Inc., a Canadian corporation, obtained an ex parte order to seize alleged intellectual property owned by it in the possession of the Company’s wholly owned Israeli corporation, Regenocell Laboratories, Ltd.  A response was filed on February 24 and the Court scheduled a hearing for March 3.  A settlement was negotiated through suggestions from the Judge.  All equipment and files taken are to be returned subject to copying by the applicants at their expense.  Excluded from copying are attorney-client privileged documents, business documents and private documents.  Regenocell Laboratories and the Company agree not to disclose the alleged intellectual property to third parties except in the ordinary course of business, for government filings and when a non disclosure agreement is obtained.

The accompanying notes are an integral part of these financial statements.

14

NOTE 8 – SUBSEQUENT EVENTS (CONTINUED)

On March 30, 2010, a note payable representing 36 percent of total notes payable outstanding went into default which meant that the default terms of the note went into effect.  According to the terms of the agreement, in the event of default, the borrower is to pay an interest rate of 18 percent per annum on all outstanding amounts owing to the lender until all amounts including interest are paid in full. The interest began to accrue from the date of breach and will extend up to the date all amounts owing are repaid in full by the Company to the lender.

The accompanying notes are an integral part of these financial statements.

15

REGENOCELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010 and December 31, 2009

1

REGENOCELL THERAPEUTICS, INC.

TABLE OF CONTENTS

Page

Condensed Consolidated Balance Sheets – March 31, 2010 and December 31, 2009	1

Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2010 and 2009	2

Condensed Consolidated Statement of Stockholder’s Equity for the Three Months Ended March 31, 2010 and 2009	3

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009	4

Notes to Condensed Consolidated Financial Statements	5-13

2

REGENOCELL THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2010 (unaudited)	December 31, 2009
Assets
Current Assets
Cash	$22,692	$102,078
Other Receivable	3,290	-
Prepaid Expenses	80,959
Loans Receivables - Related Parties	-
Total Current Assets	106,941	102,078

Net Fixed Assets	198,918	2,893

Security Deposits	137,072
Net Intangible Licensing Costs	4,904,000
Goodwill	49,338
Total Assets	$5,396,269	$104,971

Liabilities and Stockholders' Equity

Liabilities

Current Liabilities
Accounts Payable	$64,982	$64,982
Customer Deposits	15,000
Accrued Interest	161,422	110,597
Accrued Expenses	662,397	750
Total Current Liabilities	903,802	176,329

Long Term Debt
Note Payable	3,908,201	162,323
Note Payable Related Party	172,376	120,094
Total Other Liabilities	4,080,577	282,417

Other Liabilities
Unamortized Discount Rate	1,129,122	-

Total Liabilities	6,113,501	458,746

Stockholders' Equity

Preferred Stock $.0001 par value, 80,000,000 shares authorized, no shares issued and outstanding as of March 31, 2010 and December 31, 2009 respectively	-	-
Common Stock, $.0001 par value, 520,000,000 shares authorized, 81,437,500 shares issued and outstanding as of March 31, 2010 and 41,437,500 issued and outstanding as of December 31, 2009 respectively	8,143	4,143
Additional Paid in Capital	4,913	4,913
Accumulated Deficit during the development stage	(725,530)	(362,831)
Translation Adjustment	(4,758)	-
Total Stockholders' Equity	(717,232)	(353,775)

Total Liabilities and Stockholders' Equity	$5,396,269	$104,971

The accompanying notes are an integral part of these financial statements.

3

REGENOCELL THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)

Revenues	$291,865	$-

Cost of Sales	184,841	-
Administrative Expenses	145,622	10,199
Professional Fees	288,881	-
Development Costs	-	-
Occupancy Costs	39,979	-
Total Operating Expenses	659,322	10,199

Loss before other income (expenses) and discontinued operations	(367,457)	(10,199)
Other income (expenses)
Loss on abandonment of assets	-	-
Loss before comprehensive income (expenses)	(367,457)	(10,199)
Comprehensive income (expenses)
Translation loss from exchange of foreign currency	4,758	-
Net Comprehensive Loss	$(362,699)	$(10,199)

Basic net loss per common share	$(0.01)	$(0.00)

Weighted Average of Common Shares Outstanding	61,078,125	96,187,500

The accompanying notes are an integral part of these financial statements.

4

REGENOCELL THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
					Accumulated
			Additional		Other
			Paid in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Deficit	Total

December 31, 2008 - Balance	131,437,500	13,143	4,913	(134,168)	-	(116,112)
December 30, 2009 - Cancellation of restrictd common stock issued to Thera Vitae, Inc., on July 22, 2008	(90,000,000)	(9,000)	-	-	-	(9,000)
December 31, 2009 - Net (Loss)				(228,663)		(228,663)
December 31, 2009 - Balance	41,437,500	4,143	4,913	(362,831)	-	(353,775)

January 1, 2010- Issuance of restricted common stock to Yieldx, LTD. per the terms of the Assignment of Rights dated December 31, 2009 (unaudited)	40,000,000	4,000	-	-	-	4,000
Translation Adjustment (unaudited)					(4,758)	(4,758)
March 31, 2010 - Net (Loss) (unaudited)				(362,699)	-	(362,699)
March 31, 2010 - Balance (unaudited)	81,437,500	$8,143	$4,913	$(725,530)	$(4,758)	$(717,232)

The accompanying notes are an integral part of these financial statements.

5

REGENOCELL THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Cash collected from sales	303,575
Cash paid to suppliers	$(134,305)	$(8,960)
Net cash provided by (used in) operating activities	169,269	(8,960)

Cash Flows From Investing Activities
(Purchase) of equipment	(221,842)	-
Goodwill associated with Asset Purchase	(49,338)
Investment in production activites	(4,904,000)	-
Net cash used in investing activities	(5,175,180)	-

Cash Flows From Financing Activities:
Proceeds from note payable	3,798,160	8,960
Unamorized Discount	1,129,123
Sale of common stock	3,999	-

Net cash provided by (used in) financing activities	4,931,282	8,960

Effects of Exchange Rates on Change in Cash	(4,758)	-

Net Increase (Decrease) in Cash	(79,387)	-
Cash Beginning of Period	102,079	-

Cash End of Period	$22,692	$-

Reconciliation of Income in Net Assets to Net Cash Provided by Operating Activities:

Net Loss	$(362,699)	$(8,960)
Non cash activities:
Depreciation	25,817	-
Accrual of Interest Expense	50,826
Reconciliation Adjustments
(Increase) in Other Receivables	(3,290)	-
(Increase) in Prepaid Expenses	(80,959)	-
(Increase) in Security Deposits	(137,072)	-
(Decrease) in Accounts Payable	-	-
(Decrease) in Accrued Expenses	661,647	-
Increase in Customer Deposits	15,000	-
(Decrease) in Accrued Interest		-

Net cash provided by (used in) operating activites	$169,270	$(8,960)

The accompanying notes are an integral part of these financial statements.

6

NOTE 1 – CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2009 audited financial statements.  The results of operations for the period ended March 31, 2010 is not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

7

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements
Below is a listing of the most recent accounting pronouncements issued since the December 31, 2009 audited financial statements of the Company were released and through June 8, 2010. The Company has evaluated these pronouncements and does not expect their adoption to have a material impact on the Company’s financial position, or statements.

▪
Accounting Standards Update 2010-17 Revenue Recognition- Milestone Method (Topic 605): Milestone Method of Revenue Recognition – a consensus of the FASB emerging issues task force. Effective for fiscal years on or after June 15, 2010.

▪	Accounting Standards Update 2010-12 Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (SEC Update). Effective July 1, 2010.
▪	Accounting Standards Update 2010-11Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives. Effective July 1, 2010.
▪	Accounting Standards Update 2010-09 Subsequent Events (topic 855): Amendments to Certain Recognition and Disclosure Requirements. Effective July 1, 2010.
▪	Accounting Standards Update 2010-06 Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. Effective July 1, 2010.
▪	Accounting Standards Update 2010-05 Compensation-Stock Compensation (Topic718): Escrowed share arrangements and the Presumption of Compensation (SEC Update). Effective July 1, 2010.
▪	Accounting Standards Update 2010-04 (ASU 2010-04), Accounting for Various Topics-Technical Corrections to SEC Paragraphs. Effective July 1, 2010.

NOTE 4 – ASSET ACQUISITION

In early January 2010 the Company created a wholly owned foreign subsidiary in Israel for the purpose of developing and operating the laboratory facilities associated with its products. The name of the subsidiary is Regenocell Laboratories Ltd.  On January 7th 2010, the Companies foreign subsidiary Regenocell Laboratories Ltd. consummated an asset purchase agreement with TheraVitae Limited. Under the terms of the agreement the Company acquired certain assets of TheraVitae Limited at a book value of approximately $360,000, in exchange for assuming certain liabilities of approximately $334,000 and $75,000 in cash (all currency is in US dollars).

Purchase Price
Cash Paid	$75,000
Liabilites Assumed	334,266
Total Purchase Price		$409,266
Assets received
Computer	173,058
Prepaid Exp	26,676
Security Deposit	137,072
Furniture	23,122
Net Value of Assets Purchased		359,928
Goodwill		$49,338

During the quarter, Company entered into an agreement which became effective on January 7, 2010 to purchase the intangible assets of a company incorporated in Hong Kong and operating in Israel, Yieldex.  Per the agreement, the Company purchased the rights to patents and patent applications in connection with its activities of stem cell research, therapy development, and clinical trials under the trade name "TheraVitae."  The agreement also assigned rights to testing procedures, testing results, and full copy data from clinical trials conducted by the seller over its operating and research history.  This also includes all other related procedures, software files, etc.  The assets were acquired in exchange for 40,000,000 shares of the Company’s common stock, $100,000 cash, and a note payable in the amount of $5,000,000.   Per terms of the agreement, repayment of the note will be made out of proceeds of revenues relating to the assigned intangible assets and out of capital raised by management.  The maturity date of the note is January 4, 2015.

NOTE 5 – RELATED PARTY NOTES PAYABLE

During the year ended December 31, 2009, the Company has borrowed $171,373 from a related party to fund continuing operations.  This note bears no interest, is due on demand and is uncollateralized.

8

NOTE 6 – NOTES PAYABLE

On March 30, 2010, a note payable representing 36 percent of total notes payable outstanding went into default which meant that the default terms of the note went into effect.  According to the terms of the agreement, in the event of default, the borrower is to pay an interest rate of 18 percent per annum on all outstanding amounts owing to the lender until all amounts including interest are paid in full. The interest began to accrue from the date of breach and will extend up to the date all amounts owing are repaid in full by the Company to the lender.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) Company management reviewed all material events through the date of this report and there are no material subsequent events to report.

9

[OUTSIDE BACK COVER OF PROSPECTUS]

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this registration statement. All amounts are estimates except the Commission registration fee. The following estimated expenses will be borne solely by us.

Commission registration fee	$37.99
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$5,000.00
Total	$60,037.99

We have agreed to bear expenses related to the registration of the shares of common stock covered by this registration statement.

Item 14.     Indemnification of Directors and Officers

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, as well as is described in the Articles of Incorporation and the By-Laws.  These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation.  Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 15.     Recent Sales of Unregistered Securities

The following information is furnished with regard to all securities issued by the Company within the past three years that were not registered under the Securities Act.  The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act or Regulation D, Rule 506 of the Securities Act.  None of the foregoing transactions involved a distribution or public offering.

Date	Name	# of Shares	Total Price
July 16, 2008	James Mongiardo	15,000,000	(1)
July 16, 2008	Domenic Mazza	5,000,000	(1)
July 16, 2008	Douglas Rice	250,000	(1)
January 4, 2010	Yieldex Ltd.	40,000,000	(2)
January 18, 2010	James Dodrill	200,000	(3)

(1)	Issued pursuant to acquisition by the Company of the Stem Cell business.
(2)
Issued for the acquisition of certain rights, including clinical data and a non exclusive license to use Yieldex’s CRM System which manages clinical data and input necessary to schedule a patient for stem cell production and all rights in patent and patent applications, if any, in connection with activities of stem cell research, therapy development and clinical trials under the trade name “TheraVitae” for the world except for Asia.

(3)	Issued as payment for legal services rendered.

Item 16.     Exhibits and Financial Statement Schedules.

EXHIBITS

The following exhibits are included as part of this registration statement.

Exhibit No.	Description of Exhibits

Exhibit 3.1	Articles of Incorporation of the Company. (1)

Exhibit 3.2	Bylaws of the Company. (1)

Exhibit 5.1	Opinion of The Law Office of James G. Dodrill II, P.A.(to be filed by amendment).

Exhibit 10.1	Assignment of Rights between Yieldex Ltd. as Assignor and RegenoCELL Therapeutics, Inc. as Assignee. (2)

Exhibit 21	List of Subsidiaries.

Exhibit 23.1	Consent of The Law Office of James G. Dodrill II, P.A. (included in Exhibit 5.1).

Exhibit 23.2	Consent of Sadler, Gibb & Associates, LLC. independent registered public accounting firm.

(1)	Incorporated by reference from Form 8K filed by the Company on July 17, 2008.
(2)	Incorporated by reference from Form 8K filed by the Company on April 12, 2010.

Item 17.     Undertakings

The undersigned Company hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natick, Massachusetts, on the 22nd day of June 2010.

REGENOCELL THERAPEUTICS, INC.

By:	/s/ James F. Mongiardo
James F. Mongiardo
President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James F. Mongiardo	Chief Executive Officer, President and Chief Financial Officer	June 22, 2010
James F. Mongiardo	(Principal executive officer, Principal Financial Officer and Principal Accounting Officer)